UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☒ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

Bruker Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRUKER CORPORATION

Proxy Statement

Innovation with Integrity

BRUKER CORPORATION

40 Manning Road

Billerica, MA 01821

(978) 663-3660

Dear Stockholder:

On behalf of the Board of Directors and management of Bruker Corporation, I would like to invite you to attend our 2026 Annual Meeting of Stockholders, or the 2026 Annual Meeting, to be held on Thursday, May 21, 2026 at 10:00 a.m., Eastern Time. The 2026 Annual Meeting will be held virtually only at www.virtualshareholdermeeting.com/BRKR2026.

The 2026 Annual Meeting will be conducted exclusively via the Internet as a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the 2026 Annual Meeting physically in person. However, you can attend the 2026 Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned website.

Pursuant to certain rules of the U.S. Securities and Exchange Commission, or SEC, that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of Internet Availability of Proxy Materials, or the Notice, on or about April 10, 2026, which contains instructions on how to access or request a copy of our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025. This process substantially reduces the costs associated with printing and distributing our proxy materials. The Notice and Proxy Statement, which describe the formal business to be conducted at the meeting, as well as the Proxy Card accompany this letter.

All stockholders are invited to attend the 2026 Annual Meeting. Whether or not you attend the 2026 Annual Meeting, you are urged to vote as soon as possible. You may vote over the Internet prior to the 2026 Annual Meeting or virtually at the 2026 Annual Meeting, by telephone, or, if you requested printed copies of our proxy materials, by completing, dating and returning a Proxy Card.

Please review the instructions on the Notice or on the Proxy Card regarding your voting options. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given that the 2026 Annual Meeting of Bruker Corporation, or the Company, will be held on Thursday, May 21, 2026, at 10:00 a.m., Eastern Time, online via live webcast at www.virtualshareholdermeeting.com/BRKR2026, for the following purposes:

1.
To elect the nominees for director named in the accompanying Proxy Statement to hold office until the 2029 Annual Meeting of Stockholders.
2.
To hold an advisory vote to approve the 2025 compensation of our named executive officers.
3.
To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026.
4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 1, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the 2026 Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the 2026 Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the 2026 Annual Meeting at our principal executive offices at 40 Manning Road, Billerica, MA 01821.

By order of the Board of Directors

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer

Billerica, Massachusetts

April 10, 2026

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING TO BE HELD ON THURSDAY, MAY 21, 2026:

This Proxy Statement and the accompanying Annual Report are available electronically at:

https://ir.bruker.com/financial-info/annual-meeting-materials/.

BRUKER CORPORATION

2026 ANNUAL MEETING PROXY STATEMENT TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this Proxy Statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements that do not relate strictly to historical or current facts are forward-looking and are usually identified by the use of words such as “may,” “will,” “should,” “would,” “aim,” “expects,” “plans,” “anticipates,” “continues,” “could,” “intends,” “goals,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these terms or other similar expressions. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated.

Forward-looking statements are based on current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that we have been reasonable in our expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could vary materially from Bruker’s expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Factors that could cause or contribute to differences in our future results include, without limitation, the following: (i) the impact of supply chain challenges on our business and operations, including inventory supply problems, global supply chain challenges, changes to trade policies, financial market volatility and disruption, and other macroeconomic issues, including the duration and impact of the current U.S. government shutdown, the impact of prolonged closures or staffing reductions at governmental agencies resulting from the current U.S. government shutdown effecting our business, and uncertain economic conditions in the United States and abroad; (ii) the impact of government contracts and government regulation; (iii) the impact of tariffs; (iv) the impact of government funding decisions; (v) our competition; (vi) the seasonality of our business; (vii) the sufficiency of our facilities; (viii) our employee relations and ability to attract, develop and retain qualified employees; (ix) the impact of legal or intellectual property proceedings; (x) the impact of changes to tax and accounting rules and changes in law; (xi) our anticipated effective tax rate; (xii) the impact of foreign currency exchange rates and changes in commodity prices; (xiii) the impact of our restructuring initiatives; (xiv) the level and impact of our M&A activity and our ability to integrate acquired companies; and (xi) any other statements that address events or developments that Bruker intends or believes will or may occur in the future. A further list and description of risks, uncertainties and other factors that could cause or contribute to differences in our future results include the cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our other filings with the U.S. Securities and Exchange Commission. We qualify all of our forward-looking statements by these cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and except as required by law, Bruker does not intend to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEBSITES AND OTHER INFORMATION

Website addresses referenced in this Proxy Statement, including www.bruker.com and our other affiliates sites, are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

1	Bruker Proxy Statement 2026

BRUKER CORPORATION

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors, or Board, for use at our 2026 Annual Meeting to be held on May 21, 2026, in the virtual meeting format set forth in the Notice and at any adjournments of the meeting. We are providing access to our proxy materials over the Internet. On April 10, 2026, we mailed a Notice to stockholders, unless they requested a printed copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, the materials will also include a Proxy Card for the 2026 Annual Meeting.

Throughout this Proxy Statement, the terms “we,” “us,” “our” and “Bruker” refer to Bruker Corporation.

GENERAL INFORMATION ABOUT THE 2026 ANNUAL MEETING AND VOTING MATTERS

The 2026 Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the 2026 Annual Meeting live via webcast. You will be able to attend the 2026 Annual Meeting online, vote your shares online during the 2026 Annual Meeting and submit your questions online during the 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/BRKR2026. There will not be a physical meeting location, and you will not be able to attend the 2026 Annual Meeting physically in person. The webcast will start at 10:00 a.m., Eastern Time, on Thursday, May 21, 2026. You will need the control number included on your Notice, Proxy Card or in the instructions from your broker in order to be able to enter the 2026 Annual Meeting online. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Please go to www.virtualshareholdermeeting.com/BRKR2026 before the start of the meeting for instructions on how to attend and participate online. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, there will be a toll-free number and international number available on www.virtualshareholdermeeting.com/BRKR2026. Technicians will be ready to assist you with any technical difficulties you may have, beginning 15 minutes prior and through the conclusion of the meeting. You will have the ability to test the system before the 2026 Annual Meeting starts.

The holders of a majority in interest of all of our Common Stock, par value $0.01 per share, or Common Stock, issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2026 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of our Common Stock outstanding on the record date of April 1, 2026, will be entitled to one vote on all matters. Shareholders of our Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, are not entitled to vote on an as-converted basis with common stockholders on matters submitted to a vote of our common stockholders. As of the Record Date, there were 2,760,000 shares of our Series A Mandatory Convertible Preferred Stock outstanding.

A description of the voting requirements and related effect of abstentions and broker non-votes on each item proposed for stockholder action is as follows:

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions, “Withhold” Votes and Broker Non-Votes
Item 1 – Election of Three Class II Directors: ■ John J. (Jack) Phillips ■ Hermann F. Requardt, Ph.D. ■ Laura A. Francis	■ “For” all nominees; ■ “Withhold” for all nominees; or ■ “Withhold” from one or more nominees	“For” all nominees	Plurality: the individuals who receive the greatest number of votes cast “For” will be elected	Withheld and broker non-votes have no impact on election outcome
Item 2 – Approval on an Advisory Basis of the 2025 Compensation of Our Named Executive Officers	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote at the meeting or represented by proxy	■ Abstentions are treated as votes “against” ■ Broker non-votes have no effect
Item 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year 2026	“For,” “Against,” or “Abstain”	“For”	Majority of shares present and entitled to vote at the meeting or represented by proxy	■ Abstentions are treated as votes “against” ■ No broker non-votes are expected on the proposal since brokers, banks or other nominees may vote customers’ shares in their discretion

Bruker Proxy Statement 2026	2

Any proxy that is voted according to the instructions included in the Notice or on the Proxy Card will be voted in the manner instructed by the stockholder, and if Proxy Cards are signed and returned but no instructions are given, the shares represented thereby will be voted “FOR” all nominees for director in Proposal No. 1, and “FOR” approval of Proposal Nos. 2, and 3. In addition, if other matters come before the meeting, the persons named in the accompanying proxy will have discretion to vote on those matters in accordance with their best judgment. Stockholders of record may revoke their proxies by attending the 2026 Annual Meeting online and virtually casting their votes or by giving written notice of revocation to the Secretary of Bruker at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote at the meeting online unless you first obtain a proxy issued in your name from the record holder.

If your shares are held in the “street name” of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority to vote those shares for or against “routine” matters, such as Proposal No. 3. Brokers cannot vote on their customers’ behalf on “non-routine” matters such as Proposals No. 1, and 2. If you do not provide voting instructions for each of these proposals, this will result in a “broker non-vote” with respect to the matters for which you did not provide voting instructions. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions, those shares will be counted for purposes of establishing a quorum to conduct business at the 2026 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of the particular matter has been obtained.

We will bear the cost of any proxy solicitation. Although we expect that the solicitation will be primarily by mail and e-mail, regular employees or our representatives (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone or in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at our expense.

Our principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 1, 2026, or the Record Date, are entitled to notice of and to vote at the 2026 Annual Meeting. As of the Record Date, 152,223,137 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of our Common Stock entitles the record holder to one vote. Shareholders of our Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, are not entitled to vote on an as-converted basis with common stockholders on matters submitted to a vote of our common stockholders. As of the Record Date, there were 2,760,000 shares of our Series A Mandatory Convertible Preferred Stock outstanding. Broadridge Financial Solutions, Inc., or Broadridge, will tabulate all votes that are received prior to the 2026 Annual Meeting. The inspector of elections, who will be one of our employees or a representative of Morgan, Lewis & Bockius LLP, will receive Broadridge’s tabulation, tabulate all other votes, and certify the voting results.

3	Bruker Proxy Statement 2026

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”) provides that our Board will consist of three classes of directors with one class of directors to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently 12 members of our Board, consisting of four Class I directors serving terms expiring at the 2028 Annual Meeting, four Class II directors serving terms expiring at the 2026 Annual Meeting, and four Class III directors serving terms expiring at our 2027 Annual Meeting. The current Class II directors whose terms expire at our 2026 Annual Meeting are Laura A. Francis, Cynthia M. Friend, Ph.D., John J. (Jack) Phillips, and Hermann F. Requardt, Ph.D. On February 16, 2026, Dr. Friend informed the Board of her decision not to stand for re-election as a Class II director when her current term expires at the 2026 Annual Meeting. On February 19, 2026, Mr. Phillips stepped down as a Class III member of the Board and the Board immediately thereafter re-elected him as a Class II director. As a newly appointed Class II director, Mr. Phillips will stand for re-election at the 2026 Annual Meeting. On March 27, 2026, the board elected Thierry L. Bernard as a Class III director whose current term will expire at the 2027 Annual Meeting.

The first proposal on the agenda for the 2026 Annual Meeting is the election of each of Laura A. Francis, John J. (Jack) Phillips, and Hermann F. Requardt, Ph.D. to serve as Class II directors for three-year terms beginning at the 2026 Annual Meeting and ending at our Annual Meeting of Stockholders in 2029, or, in each case, until a successor has been duly elected and qualified. Each of Ms. Francis, Mr. Phillips, and Dr. Requardt is currently serving as a Class II director. All nominees were unanimously approved by our Board, including unanimous approval by our independent directors, upon the recommendation of the Nominating & Governance Committee.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees as director. If any nominee is unwilling or unable to serve as a nominee for director at the time of the 2026 Annual Meeting, the proxies may be voted for a substitute nominee who will be designated by the present Board to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class II. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR the election of each of Laura A. Francis, John J. (Jack) Phillips, and Hermann F. Requardt, Ph.D. to serve as Class II directors.

Bruker Proxy Statement 2026	4

CORPORATE GOVERNANCE

Certain Information Regarding Directors and Nominees

The biographies of the nominees and each of our continuing directors are below and include the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of Bruker.

Nominees for Election to a Three-Year Term Expiring at the 2029 Annual Meeting

John J. (Jack) Phillips	Age 60	Director Since 2026

Mr. Phillips served as President & CEO of Accelerate Diagnostics from 2020-2025, pioneering rapid antibiotic susceptibility testing (“AST”) technology for hospitals and infectious disease doctors combating serious bacterial infections, life-threatening sepsis, and antibiotic resistance. Previously, Mr. Phillips was President & CEO of Roche Diagnostics North America from 2010-2020, where he led the portfolio across clinical chemistry, immunodiagnostics, as well as molecular, tissue and point-of-care diagnostics, and digital pathology, all further strengthening Roche’s leadership position in the global in vitro diagnostics (“IVD”) industry. From 1999-2010, Mr. Phillips was Senior VP and General Manager, North America, for Ventana Medical Systems, helping establish tissue and companion diagnostics as standards of care. Mr. Phillips serves on the Board of Trustees of Tucson Medical Center, and he previously was a board member of AdvaMedDx. He holds a B.S. in Marketing from Northern Kentucky University.

Following the 2026 Annual Meeting, Mr. Phillips will serve on our Compensation Committee.

Hermann F. Requardt, Ph.D.	Age 71	Director Since 2015

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015, he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015, he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens AG and its affiliates. Dr. Requardt joined Siemens AG Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other roles, as Vice President of acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. Dr. Requardt serves as an Independent Director of Gauss Fusion GmbH. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the Board significant experience in the management and strategic planning of life sciences companies.

Dr. Requardt serves on our Compensation Committee.

Laura A. Francis	Age 59	Director Since 2025

Ms. Francis is the Chief Executive Officer and a Board Member of SI-BONE, Inc., a medical device company solving musculoskeletal disorders of the sacropelvic anatomy. Previously, Ms. Francis served as SI-BONE’s Chief Operating Officer from 2019 to 2021, and as SI-BONE’s Chief Financial Officer from 2015 to 2021. Prior to joining SI-BONE, Ms. Francis held other executive and leadership roles with public and private life science companies, including Promega Corporation, where she served as Vice President of Finance, Chief Financial Officer, and Treasurer, and Nutra-Park Inc., where she served as Chief Operating Officer and Chief Financial Officer. Earlier in her career, she served as Bruker’s Chief Financial Officer and Treasurer from 2002 to 2004. Furthermore, she was an Engagement Manager with McKinsey & Company and Audit Manager with Coopers & Lybrand, now PricewaterhouseCoopers. Ms. Francis was also a board member of Shockwave Medical, Inc., a medical device company, where she served as audit committee chair and compensation committee member. Ms. Francis earned a B.B.A. in Accounting and Finance from the University of Wisconsin and an M.B.A. from Stanford University. She is a Certified Public Accountant (inactive) in the State of California. Ms. Francis brings to the Board significant leadership experience, a deep knowledge of life science markets, and proven skills in financial decision making.

Ms. Francis serves on our Audit Committee.

5	Bruker Proxy Statement 2026

Directors Continuing in Office until the 2027 Annual Meeting

William A. Linton, Ph.D.	Age 78	Director Since 2000

Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation in Madison, Wisconsin, a privately held life science supply company founded by Dr. Linton. Dr. Linton received a Bachelor of Science degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of ALDA, a director of Heffter Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non- profit organization). Dr. Linton brings to the Board extensive executive, international operations management, and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Dr. Linton serves on our Nominating & Governance Committee.

Adelene Q. Perkins	Age 66	Director Since 2017

Ms. Perkins served as Chief Executive Officer of Infinity Pharmaceuticals, Inc. from 2010-2023 and as Chair of Infinity’s Board of Directors from 2012-2023 having held a number of positions in the company since 2002. Prior to Infinity, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc. prior to its acquisition by Johnson and Johnson; held various positions at Genetics Institute (now a unit of Pfizer Inc.) including as General Manager of the DiscoverEase business unit and as CEO of MetaMorphix, a joint venture with Johns Hopkins, and from 1985-1992, she was with the international management consulting firm, Bain & Company. Ms. Perkins has previously served on a number of for-profit and not-for-profit boards and currently serves on the Board of Directors of Massachusetts General Hospital, where she is on the Finance and Real Estate, Naming, and Research and Education Committees; the Mass General Brigham Audit and Compliance Committee and on the boards of the Archdiocese of Boston Catholic Community Fund and the social service agency, Project Hope where she Chairs the Nominating and Governance Committee. Ms. Perkins holds a Master of Business Administration from the Harvard Business School, as well as a Bachelor of Science degree in chemical engineering from Villanova University. Ms. Perkins has over 35 years of international business and corporate strategy experience and brings to the Board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.

Ms. Perkins serves as the Chair of our Nominating & Governance Committee.

Robert J. Rosenthal, Ph.D.	Age 69	Director Since 2015

Dr. Rosenthal served as Chief Executive Officer of Taconic Biosciences, Inc., a privately held provider of research models for the pharmaceutical and biotech industry. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific, Inc. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly traded provider of capital for early and growth-stage companies, and as Chairman of its Board of Directors since May 2016. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately held Canadian company. Dr. Rosenthal holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the Board an extensive understanding of corporate governance attributable to his public company board experience as well as an entrepreneurial perspective attributable to his success as an entrepreneur.

Dr. Rosenthal serves on our Audit Committee and Compensation Committee.

Thierry L. Bernard	Age 61	Director Since 2026

Thierry Bernard has been the Chief Executive Officer of QIAGEN since March 2020 and a member of QIAGEN's Managing Board since 2021. Previously, Mr. Bernard held roles of increasing responsibility during 15 years with bioMérieux SA, most recently as Corporate Vice President, Global Commercial Operations, Investor Relations in the Greater China Region, and held senior management roles in several other leading international companies. He is a member of the AdvaMedDx Board of Directors, a U.S. industry trade association, and in 2024 joined the Board of Directors of Neogen Corporation (NASDAQ: NEOG). Mr. Bernard has earned degrees and certifications from Sciences Po Paris, the London School of Economics, the College of Europe, Harvard Business School, and Centro de Comercio Exterior de Barcelona. He has been appointed Conseiller du Commerce Extérieur by the French government.

Bruker Proxy Statement 2026	6

Directors Continuing in Office until the 2028 Annual Meeting

Bonnie H. Anderson	Age 68	Director Since 2020

Ms. Anderson is the CEO and Chairman of PinkDx, Inc., a women’s healthcare company, she founded in 2022. Ms. Anderson co-founded Veracyte in 2008 and served as a member of the Board of Directors of Veracyte since February 2008, including service as chair of the Board of Directors from 2016 to 2023. From February 2008 to May 2021, Ms. Anderson served as Veracyte’s CEO. From August 2013 to February 2017, Ms. Anderson served as President at Veracyte. Ms. Anderson previously acted as an independent strategic consultant from 2006 to 2008. From September 2000 to March 2006, Ms. Anderson served as a Vice President at Beckman Coulter, Inc., a publicly traded manufacturer of biomedical testing instrument systems, tests, and supplies. Ms. Anderson currently serves on the Board of Directors of DNA Script, a private biotechnology company, and serves as President of the Coalition for 21st Century Medicine and on the Board of Trustees of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson holds a Bachelor of Science degree in Medical Technology and an honorary Doctorate of Science degree from Indiana University of Pennsylvania. Ms. Anderson brings to the Board extensive genomics testing and diagnostics business expertise, as well as deep insights into oncology, hematology and immunology diagnostic tools and clinical workflows. Additionally, Ms. Anderson brings extensive knowledge of public company corporate governance matters attributable to her experience leading and advising public companies.

Ms. Anderson serves as Chair of our Compensation Committee and as a member of the Nominating & Governance Committee.

Frank H. Laukien, Ph.D.	Age 66	Director Since 1991

Dr. Frank H. Laukien has been our Chairman, President and Chief Executive Officer since February 1991 and is our largest stockholder. Dr. Laukien also serves as a director of various subsidiaries of Bruker, none of which are publicly traded companies. Dr. Laukien has been elected as a governing trustee of the Dana-Farber Cancer Institute in 2023, and he has been reelected to the ALDA (Analytical, Life-Science & Diagnostics Association) Board in 2021. Dr. Laukien holds a Bachelor of Science degree in physics from MIT, as well as a Ph.D. in chemical physics from Harvard. Dr. Laukien currently serves on the MIT Chemistry Visiting Committee. In 2021, he has been appointed to the Scientific Advisory Boards of the Australian National Phenome Center, and of the Berlin-Brandenburg Innovation Cluster for Cell-based Medicine ‘Virchow 2.0’. He is a non-voting board observer in Terrain Biosciences, Inc., an RNA CRO/CDMO startup in which Bruker has a minority investment. In May 2017, Dr. Laukien was elected a senator of acatech, the German National Academy of Science and Engineering. In 2021, Dr. Laukien was appointed as a Visiting Scholar at Harvard University in the Department of Chemistry and Chemical Biology, until the end of 2024. At Harvard, he participates in the Harvard Origins of Life Initiative and is a co-founder of the Galileo Project at the Center for Astrophysics. In 2021-2023, Dr. Laukien was co-chair of the new scientific working group ‘Cancer Evolution’ by the American Association of Cancer Research (AACR) Dr. Laukien also is a founding shareholder, angel investor and board member of two New England start-up companies in therapeutics and in space exploration, both outside of Bruker’s strategic scope. Dr. Laukien is the author of two scholarly books, called ‘Active Biological Evolution’ (2022), and ‘Origins & Evolution’ (2024). Additionally, Dr. Laukien sits on the Boards of Directors of three non-profit entities: FREOPP, a non-partisan think tank that explores ways to expand economic opportunities to disadvantaged people; Heterodox Academy, which promotes viewpoint diversity in Higher Education; and the MIT Free Speech Alliance. As our largest stockholder and based on his long history of leading the profitable growth at Bruker, Dr. Laukien brings to the Board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of our operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life science tools and diagnostics markets, as well as the scientific, diagnostic, and technical background required for a deep understanding of our key technologies, markets, and industry dynamics.

John A. Ornell	Age 68	Director Since 2015

Mr. Ornell is retired from Waters Corporation, or Waters, where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations, and the TA Instruments Division. Joining Waters in 1994, Mr. Ornell served in a variety of operational and financial leadership roles before assuming the position of Waters’ Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Economics from the University of New Hampshire, as well as a Master of Business Administration degree from Southern New Hampshire University. He is a Certified Management Accountant and a Certified Public Accountant. Mr. Ornell brings to the Board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic, and financial matters of life sciences companies.

Mr. Ornell serves as Chair of our Audit Committee.

Richard A. Packer	Age 68	Director Since 2007

Mr. Packer is a Vice Presidential Executive Officer of Asahi Kasei Corporation, which is traded on the Tokyo exchange, and operates in the fields of materials and chemicals, housing and construction materials, and healthcare. In this role he leads a number of corporate initiatives to improve the operations of Asahi Kasei’s global businesses. Mr. Packer was formerly the leader of Asahi Kasei’s healthcare business unit, with revenues over $4 billion operating in the fields of medical equipment and devices, pharmaceuticals and biotechnology, and bioprocess related equipment, supplies and services. Previously, Mr. Packer served as the non-executive Chairman of ZOLL Medical Corporation, a company that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1992 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served in a number of roles, including Chief Operating Officer, Chief Financial Officer, Head of North American Sales, and Vice President of Operations. Prior to joining ZOLL, Mr. Packer served as Vice President of various functions for Whistler Corporation, a consumer electronics company. Previously, Mr. Packer was a manager with the consulting firm PRTM/KPMG, specializing in the operations of high technology companies. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He also currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. He has served as a member of the Board of Directors of numerous public and private companies. Mr. Packer holds a Master of Business Administration from the Harvard Business School, as well as Bachelor of Science and Master of Engineering degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the Board significant experience in corporate governance, strategic planning, and public company compensation matters.

Mr. Packer serves on our Nominating & Governance Committee and as the lead independent director of our Board. He was appointed lead independent director in May 2025 by the independent members of the Board.

7	Bruker Proxy Statement 2026

Board Leadership Structure

Under our Amended and Restated Bylaws, the Chairman of our Board has the power to preside at all meetings of the Board. The current leadership structure of our Board consists of a combined Chairman and Chief Executive Officer position and a lead independent director who is appointed by the independent directors of the Board. Accordingly, Dr. Laukien, our Chief Executive Officer and President, serves as the Chairman of our Board and has done so throughout the time we have been a public company. The Board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Rather, our Board believes that it should have the flexibility to make these determinations in the way that it considers best to provide appropriate leadership for Bruker. The Board has determined that combining the positions of Chairman and Chief Executive Officer is most appropriate for the Company at this time for the following reasons.

The Chief Executive Officer is appointed by our Board to manage our daily affairs and operations. Having served as our Chief Executive Officer since 1991, Dr. Laukien has extensive industry knowledge and a long history of direct involvement in our operations. Accordingly, the Board believes this makes him best suited to serve as Chairman in order to:

■
lead the Board in productive discussions on important matters affecting Bruker;
■
create a firm link between management and the Board and promote the development and implementation of corporate strategy;
■
determine necessary and appropriate agenda items for meetings of the Board with input from the lead independent director and Board committee chairs; and
■
determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board.

Additionally, Dr. Laukien’s significant equity ownership of approximately 26.6% of the outstanding shares of our Common Stock means that he has a close and direct alignment of interests with the interests of our other stockholders.

Our Board structure also fosters strong oversight by independent directors. Mr. Packer serves as our lead independent director, having been appointed by the independent directors to ensure independent leadership. The lead independent director’s responsibilities include:

■
consulting with the Chairman and Chief Executive Officer regarding agenda items for Board meetings;
■
chairing executive sessions of the independent directors;
■
calling executive sessions of the independent directors and advising the Chairman and Chief Executive Officer of relevant actions or deliberations at such sessions;
■
acting as a liaison between the independent directors and the full Board, as necessary; and
■
establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate Board committees, procedures to govern the Board’s work, ensuring that the Board is appropriately approving strategy and supervising management’s progress.

The Board believes that this approach appropriately and effectively complements our combined Chairman and Chief Executive Officer role.

We are committed to strong corporate governance, and our Nominating & Governance Committee and our Board regularly review our governance structure, including our classified board structure. Our Restated Certificate of Incorporation divides our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of stockholders, approximately one-third of our directors are elected to serve for a three-year term. Our Nominating & Governance Committee and our Board periodically consider the continued appropriateness of this classified board structure, and believe that our classified board structure provides important benefits, including enhanced stability and continuity of leadership because our Board will always include directors with prior experience with our company, and these experienced directors help our Board maintain a long-term perspective, leading to sustainable decisions in the long-term interests of our stockholders and other important stakeholders, and maximizing our value for stockholders in the event of an unsolicited takeover attempt.

Board Independence

There are currently 12 members of our Board. All of our current directors and director nominees, other than Frank H. Laukien, our Chief Executive Officer, meet the independence requirements contained in The Nasdaq Stock Market, LLC, or Nasdaq, listing rules. In making its independence determinations, the Board considered, among other things, relevant transactions between Bruker and entities associated with the independent directors, as described in this Proxy Statement under the heading “2026 Transactions with Related Persons,” and determined that none have any relationship with Bruker or other relationships that would impair the directors’ independence.

There are no family relationships among any of the current directors, director nominees, and executive officers of the Company.

Bruker Proxy Statement 2026	8

Board Meetings and Board Committees

In 2025, the Board held five meetings. The Board meets in executive session during each regularly scheduled Board meeting. In 2025, every director attended at least 92% of the total number of Board meetings and committee meetings of which he or she was a member (during the period he or she served on the Board and on such committees). It is the policy of our Board that at least two directors, including at least one independent director, attend our Annual Meeting. Four directors, including three independent directors, attended our 2025 Annual Meeting of Stockholders, or the 2025 Annual Meeting.

As described below, the Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each Committee’s charter is available on our website at https://ir.bruker.com under the “Corporate Governance” section.

Audit Committee. The Audit Committee met seven times in 2025. The Audit Committee consists of Laura A. Francis, John A. Ornell, and Robert J. Rosenthal. In addition to the aforementioned members, Adelene Q. Perkins also served on the Audit Committee in 2025 until the 2025 Annual Meeting, when she was succeeded by Ms. Francis. Each of the Committee members is financially literate and satisfies the applicable independence requirements of the rules and regulations of the SEC, and Nasdaq. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee has determined that Mr. Ornell, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes and audits of the financial statements and internal control over financial reporting of Bruker and to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Bruker and its subsidiaries. In fulfilling its purpose, the Audit Committee is charged with the following responsibilities:

■
selecting, retaining and overseeing the independent registered public accountants, including resolution of disagreements between management and the independent auditors regarding financial reporting, including pre-approving all audit and non-audit services provided to us by our independent auditors, determining the compensation of the independent auditors, reviewing the performance of the independent auditors and replacing or terminating the independent auditors when circumstances warrant;
■
reviewing and discussing with the independent auditors and management the annual financial statements and the audit thereof;
■
reviewing and monitoring results of compliance programs, including Bruker's Code of Conduct, as well as assist the Board in fulfilling its oversight responsibilities with respect to Bruker's overall compliance with significant legal and regulatory requirements;
■
establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and
■
reviewing, at least annually, Bruker’s information technology security program and cybersecurity controls, including the development of a cyber strategy, and business continuity and disaster recovery plans.

None of the members of the Audit Committee has participated in the preparation of our financial statements at any time during the last three fiscal years.

Compensation Committee. The Compensation Committee met five times in 2025. The Compensation Committee consists of Bonnie H. Anderson, Cynthia M. Friend, Hermann F. Requardt, and Robert J. Rosenthal. In addition to the aforementioned members, Richard A. Packer also served on the Compensation Committee in 2025 until the 2025 Annual Shareholders Meeting, when he was succeeded by Dr. Rosenthal. Following the 2026 Annual Meeting, the Compensation Committee will consist of Bonnie H. Anderson, John (Jack) J. Phillips, Hermann F. Requardt and Robert J. Rosenthal. All of the Committee members meet the independence requirements of Nasdaq. Ms. Anderson is the Chair of the Compensation Committee. The role of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Chief Executive Officer and the other executive officers of Bruker and to review and advise the Board on general policy matters relating to Bruker’s compensation and employee benefit programs. Accordingly, the Compensation Committee is charged with the following responsibilities:

■
administering our stock incentive plan;
■
determining the Chief Executive Officer’s salary, bonus, and equity-based compensation;
■
overseeing the executive compensation program for our other executive officers;
■
reviewing and making recommendations to the board on non-employee director compensation; and
■
reviewing and advising the board on general policy matters relating to Bruker’s compensation and employee benefit programs.

Our Chief Executive Officer, General Counsel and Vice President, Corporate Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering; please see the section entitled “Role of Management” on page 21 for a more detailed discussion regarding the role of management in making compensation decisions. The Compensation Committee may, from time to time, meet in executive session without any executive officers or other members of management present.

9	Bruker Proxy Statement 2026

Nominating & Governance Committee. The Nominating & Governance Committee met two times in 2025. The Nominating & Governance Committee consists of Bonnie H. Anderson, William A. Linton, Richard A. Packer and Adelene Q. Perkins. In addition to the aforementioned members, Cynthia M. Friend and Hermann F. Requardt also served on the compensation committee in 2025 until the 2025 Annual Shareholders Meeting, when they were succeeded by Ms. Anderson and Ms. Perkins. All of the current Committee members meet the independence requirements of Nasdaq. Ms. Perkins is the Chair of the Nominating & Governance Committee. The purpose of the Nominating & Governance Committee is to assist the Board in identifying and recruiting individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board director nominees for election at the next annual meeting of stockholders, or for election by the Board to fill open seats between annual meetings, as well as to assist the Board in establishing and maintaining corporate governance standards and policies. Accordingly, the Nominating & Governance Committee is charged with the following responsibilities:

■
considering candidates recommended and properly submitted by the Nominating & Governance Committee, by any other director, or by any stockholder;
■
receiving comments from all directors regarding director qualifications, candidates considered for directorship, and other matters within the scope of the Nominating & Governance Committee’s authority;
■
developing and implementing the screening, interviewing and recruitment process necessary to identify qualified and willing candidates for membership on the Board, as well as on the Board’s committees;
■
overseeing our onboarding program for new members of the Board;
■
periodically reviewing our Stock Ownership Guidelines to determine compliance by our executive officers and directors;
■
overseeing a process for the full Board to discuss CEO and executive officer succession planning; and
■
monitoring and evaluating developments in law and practice relating to corporate governance trends and best practices and recommending to the Board appropriate changes to our corporate governance policies and practices.

At a meeting held in February 2026, the Nominating & Governance Committee unanimously recommended to the full Board each of the current nominees for director.

Special Pricing Committee. In September 2025, the Board of Directors established a special pricing committee to oversee the final terms of the Company's mandatory convertible preferred stock offering publicly announced on September 2, 2025, and the creation of the Mandatory Convertible Preferred Stock, Series A. The special pricing committee consisted of Laura A. Francis, Frank H. Laukien, and John A. Ornell. The special pricing committee met once in 2025 before it was dissolved.

Director Nominations

Upon recommendation of the Nominating & Governance Committee, the qualifications of candidates will be reviewed by at least a majority of our independent directors, as well as the full Board. Stockholders may recommend director candidates for inclusion in the slate of nominees which the Board recommends to stockholders for election as described below.

The process followed to identify and evaluate potential candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates and interviews of selected candidates by the members of the Nominating & Governance Committee, the independent directors and the full Board. The Nominating & Governance Committee, the independent directors and the full Board are each authorized to retain advisers and consultants and to compensate them for their services.

While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, we strive to identify and recruit director candidates with a variety of complementary skills, expertise and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including any candidate recommended by a stockholder, the Board and the independent directors apply the following criteria:

■
experience in aspects of business or technology relevant to our business;
■
sufficient time available to devote to our affairs;
■
character and integrity;
■
ability to represent the best interests of stockholders as a whole rather than special interest groups;
■
willingness to participate actively as a Board member; and
■
communication, decision-making, and interpersonal skills.

The Board and the independent directors may also consider the following for some director nominees:

■
experience serving as a director of a public company;
■
familiarity with corporate governance issues;
■
experience in running a comparable company or a division of a comparable company;
■
insight into our strategy, business model, operations, and financials;
■
knowledge of industry trends and markets;
■
independence, as determined in accordance with SEC rules and Nasdaq listing standards; and
■
qualification as an “audit committee financial expert” to serve on the Audit Committee in accordance with SEC and Nasdaq definitions.

Bruker Proxy Statement 2026	10

In evaluating candidates recommended by the Nominating & Governance Committee, the Board and the independent directors do not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, backgrounds, and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may communicate directly with the Nominating & Governance Committee by written communication submitted to J. Brent Alldredge, Corporate Secretary of Bruker, at the address set forth below under “Stockholder Communications.” Stockholders may use this process, complying with the specific requirements of our Amended and Restated Bylaws, to suggest potential nominees to the Board. We forward suggested nominees to the Nominating & Governance Committee, and the proposed candidates are evaluated using substantially the same process and applying the same criteria we apply in evaluating candidates submitted by Board members. We must receive nominations within the timeframe set forth below under “Time for Submission of Stockholder Proposals.”

Role of the Board in Risk Oversight

Our Board considers general oversight of our risk management efforts to be a responsibility of the entire Board. The Audit and Compensation Committees assist the Board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Bruker, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, reputational, and cybersecurity risks. The full Board, the Audit Committee (in the case of financial, compliance and cybersecurity risks that are within the oversight of the Audit Committee) or the Compensation Committee (in the case of matters relating to our compensation policies and practices), receive these reports from members of management to enable the Board or the Audit or Compensation Committees, as applicable, to understand our risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, we rely in part upon our General Counsel and our Global Head of Internal Audit. The Audit Committee Chair is authorized to give instructions and assignments directly to the Head of Internal Audit, who reports directly and only to the Audit Committee Chair on these matters. When a report is evaluated at the Audit Committee level, the Chair of the Audit Committee subsequently reports on the matter to the full Board to ensure coordination of the Board’s risk oversight activities. Our Board also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing our business.

Oversight of Cybersecurity and Information Technology

The Board has delegated the management of cybersecurity risks to the Audit Committee. The Audit Committee oversees risks relating to cybersecurity threats and the steps management takes to monitor and control such risks. We have established a corporate-level, global Information Security Incident Response Team (“ISIRT”), which is led by our Chief Information Security Officer and provides the Audit Committee with regular reporting on operational risk and the steps management has taken to monitor and control these risks, the external threat environment, and our programs to address and mitigate the risks associated with the cybersecurity threat environment. The ISIRT provides a centralized, coordinated response to, and management of, cybersecurity incidents that may present significant risk to the Company’s operations, valuation, brand or reputation, employees, or customer or business relationships.

In addition to other written policies and procedures, we have instituted an Information Security Incident Response Plan (“IRP”) which provides a framework to assist us in responding to actual or potential cybersecurity incidents. The objective of the IRP is to facilitate a timely and coordinated enterprise-level response to such incidents to mitigate impacts on the Company and our employees, stockholders, customers, business partners, and other stakeholders by providing detailed response procedures to be followed in the event of a cybersecurity incident, including with respect to detection, assessment, notification, and recovery. The IRP and internal controls around cybersecurity are periodically evaluated by external experts and the results of those reviews are reported to the Audit Committee.

We believe cybersecurity is the responsibility of every employee and regularly educate and share best practices with our employees to raise awareness of cybersecurity threats through cybersecurity exercises and training, such as our annual cybersecurity training. This training educates our employees on the Company’s policies and procedures for handling personal data, incident reporting, and avoiding common cybersecurity threats such as phishing attacks.

Role of the Board in Succession Planning

Our Nominating & Governance Committee is responsible for overseeing a process for the full Board to discuss succession planning for executive officers, including the Chief Executive Officer. At least annually, our lead independent director and other independent directors meet to review the Company’s succession planning, both in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event. During those sessions, our Chief Executive Officer provides the independent directors with recommendations for and evaluations of potential chief executive officer and other executive officer successor candidates and reviews with the Board development plans for these successors. Directors engage with potential chief executive officer and other senior management talent at Board and committee meetings and in less formal settings to enable the directors to personally assess candidates.

11	Bruker Proxy Statement 2026

DIRECTOR COMPENSATION

We pay the non-employee members of our Board a mix of cash and share-based compensation based on the determinations of the Compensation Committee. Each year, the Compensation Committee reviews and makes recommendations to the full Board regarding any changes to Board compensation and reviews recommendations for long-term equity incentive awards. Our employee director, Frank H. Laukien, receives compensation only as an employee of Bruker and does not receive any additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

Components of Director Compensation

In 2025, non-employee director compensation was:

2025 Director Cash Compensation ($)
Board Service	72,500
Audit Committee Service	18,000
Audit Committee Chair	17,000
Compensation Committee Service	8,000
Compensation Committee Chair	10,000
Nominating & Governance Committee Service	5,000
Nominating & Governance Committee Chair	7,000
Lead Director Service	25,000

In addition to the cash component of director compensation, we grant non-employee directors an annual equity award of restricted stock units, or RSUs, valued at $165,032, which vests in full on the first anniversary of the grant date.

On February 15, 2025, we granted each non-employee director an annual equity award consisting of 3,298 RSUs, which vested in full on February 15, 2026. On May 15, 2025, we also granted an annual equity award to Ms. Francis, who joined our Board of Directors on February 18, 2025, consisting of 4,498 RSUs which will vest in full on May 15, 2026.

The following table provides information concerning the actual compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2025. The compensation we pay to Dr. Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 34 of this Proxy Statement.

2025 Director Compensation Table(1)
Name	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	Total ($)
Bonnie H. Anderson	93,417	165,032	258,449
Cynthia M. Friend	82,583	165,032	247,615
William A. Linton	87,917	165,032	252,949
John A. Ornell	107,500	165,032	272,532
Laura A. Francis(2)	78,317	165,032	243,349
Richard A. Packer	98,333	165,032	263,365
Adelene Q. Perkins	87,000	165,032	252,032
Hermann F. Requardt	82,583	165,032	247,615
Robert J. Rosenthal	95,167	165,032	260,199

(1)
Reported amounts reflect the grant date fair value of RSUs granted to each director in 2025, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2025 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2026. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations, and applicable vesting.
(2)
Ms. Francis joined our Board of Directors effective February 18, 2025.

Bruker Proxy Statement 2026	12

As of December 31, 2025, our non-employee directors did not hold any vested or unvested options to purchase Common Stock and held the following aggregate unvested RSUs.

Name	Number of Unvested RSUs
Bonnie H. Anderson	3,298
Cynthia M. Friend	3,298
William A. Linton	3,298
John A. Ornell	3,298
Laura A. Francis (1)	4,498
Richard A. Packer	3,298
Adelene Q. Perkins	3,298
Hermann F. Requardt	3,298
Robert J. Rosenthal	3,298
(1)
Ms. Francis joined our Board of Directors effective February 18, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 1, 2026 by (i) each named executive officer, as defined under the heading “Summary of Executive Compensation”, (ii) each of our directors and nominees for director, (iii) all directors and executive officers as a group, and (iv) each person who is known by us to own beneficially more than 5% of our Common Stock. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Named Executive Officers, Directors and Director Nominees:
Frank H. Laukien(2)	40,510,066	26.6%
Gerald N. Herman(3)	129,085	*
Falko Busse(4)	47,904	*
Mark R. Munch(5)	217,410	*
Juergen W. Srega(6)	232,712	*
Bonnie H. Anderson	13,327	*
Laura A. Francis(7)	4,498	*
Cynthia M. Friend	18,016	*
William A. Linton	58,723	*
John A. Ornell	35,212	*
Richard A. Packer	89,174	*
Adelene Q. Perkins	24,624	*
Hermann F. Requardt	26,445	*
Robert J. Rosenthal	34,261	*
John J. (Jack) Phillips	—	*
Thierry L. Bernard	—	*
All executive officers and directors as a group (18 persons)(8)	41,464,534	27.2%
5% Beneficial Owners:
FMR LLC(9) 245 Summer Street, Boston, MA 02210	17,082,320	11.2%
Orbis Investment Management Ltd(10) Orbis House, 25 Front Street, Hamilton, Bermuda HM11	15,197,866	10.0%
BlackRock, Inc.(11) 55 East 52nd Street, New York, NY 10055	9,822,776	6.5%

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable and restricted stock units that vest, in each case within 60 days of April 1, 2026, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

13	Bruker Proxy Statement 2026

(2)
Includes options to purchase 104,446 shares of Common Stock that are currently exercisable or become exercisable within 60 days of April 1, 2026. Also includes: 1,055,087 shares owned by Robyn Laukien, his former spouse; 1,043 shares owned by Ruta Laukien, his former spouse; 336,607 shares held by his adult daughter, 344,279 by his adult son, and 273,430 aggregate shares held as custodian for the benefit of his minor children. Dr. Laukien disclaims beneficial ownership of all shares held by his former spouses and his adult children.
(3)
Includes options to purchase 72,891 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2026.
(4)
Includes options to purchase 16,967 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2026.
(5)
Includes options to purchase 133,264 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2026.
(6)
Includes options to purchase 95,035 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of April 1, 2026.
(7)
Includes 4,498 shares of Common Stock issuable upon vesting of restricted stock units expected to vest within 60 days of April 1, 2026.
(8)
Includes options to purchase 428,744 shares of Common Stock that are currently exercisable, or become exercisable, as well as 4,498 shares of Common Stock issuable upon vesting of restricted stock units expected to vest within 60 days of April 1, 2026.
(9)
According to Amendment No. 9 to Schedule 13G filed October 7, 2025, FMR LLC beneficially owns, or may be deemed to beneficially own, 17,082,320 shares. FMR LLC reported sole power to dispose of 17,082,320 shares and sole power to vote or direct the voting of 13,832,391 shares.
(10)
According to Amendment No. 1 to Schedule 13G filed February 17, 2026, Orbis Investment Management Ltd. beneficially owns, or may be deemed to beneficially own, 15,197,866 shares as a result of acting as investment advisor to various investment companies and institutional clients. Orbis Investment Management Ltd reported sole power to dispose of 15,197,866 shares and sole power to vote or direct the voting of 15,197,866 shares.
(11)
According to Amendment No. 2 to Schedule 13G filed January 26, 2024, BlackRock, Inc., or BlackRock, beneficially owns, or may be deemed to beneficially own 9,822,776 shares. BlackRock reported sole power to dispose of 9,822,776 shares and sole power to vote or direct the voting of 9,438,279 shares.

EXECUTIVE OFFICERS

Our executive officers are designated annually by the Board. Listed below are the executive officers who served in the positions of CEO, CFO, and business group presidents throughout the fiscal year ended December 31, 2025. Ages are as of April 1, 2026.

Name	Age	Position
Frank H. Laukien, Ph.D.	66	Chairman, President and Chief Executive Officer
Gerald N. Herman	68	Executive Vice President and Chief Financial Officer
Falko Busse, Ph.D.	59	President, Bruker BioSpin Group
Mark R. Munch, Ph.D.	64	President of Bruker NANO Group and Corporate Executive Vice President
Burkhard A. Prause, Ph.D.	59	President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.
Juergen W. Srega	71	President, Bruker CALID Group and Bruker Daltonics Division

For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director, please see “Certain Information Regarding Directors and Nominees” above. We present biographical information for our other executive officers below.

Gerald N. Herman

Mr. Herman has served as our Executive Vice President and Chief Financial Officer since May 1, 2021, and as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly-traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Bruker Proxy Statement 2026	14

Falko Busse, Ph.D.

Dr. Busse has served as President of the Bruker BioSpin Group since May 2018, with responsibility for management of its global operations. Dr. Busse served as Deputy President of the Bruker BioSpin Group from October 2017 until his appointment as President. From March 2017 to September 2017, Dr. Busse served as Executive Vice President of Research and Development, Operations and Marketing at the Bruker BioSpin Group. Dr. Busse joined the Bruker BioSpin Group in June 2015 and served as Executive Vice President of Research and Development until February 2017. Prior to joining the Bruker BioSpin Group, Dr. Busse served in various managerial roles at Philips Healthcare and its subsidiaries from August 1994 until May 2015, including as General Manager Radiology Solutions, from January 2014 to May 2015, and as General Manager MR-Therapy, from August 2009 to December 2013. Dr. Busse holds a B.A. and a Ph.D. in Physics from Rheinische Friedrich-Wilhelms-Universität Bonn.

Mark R. Munch, Ph.D.

Dr. Munch has served since September 2012 as President, Bruker NANO Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker NANO, Inc., a wholly owned subsidiary of Bruker, since October 2010. In March 2021, Dr. Munch took on an additional role of Chief Executive Officer of Bruker Spatial Genomics, a Bruker majority investment. Prior to joining Bruker NANO, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch’s background includes over 35 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multinational corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and a Ph.D. in Chemical Engineering from Stanford University.

Burkhard A. Prause, Ph.D.

Dr. Prause has served as President and Chief Executive Officer of Bruker Energy & Supercon Technologies, Inc., or BEST, since April 2008, with responsibility for management of its global operations. Dr. Prause also was a director of BEST from April 2012 to February 2013. Additionally, he has served as a director of Hydrostatic Extrusions Ltd. since April 2013, and as a Managing Director of Bruker EAS GmbH and Bruker HTS GmbH since January 2005, RI Research Instruments GmbH since December 2008, and Bruker ASC GmbH since March 2009. Prior to that time, Dr. Prause served as Product Manager for Bruker BioSpin MRI GmbH. Before joining Bruker BioSpin MRI GmbH in 2002, Dr. Prause was a senior staff scientist at the Max-Planck Institute in Tubingen, Germany. Dr. Prause currently is a director of CCAS (the Coalition for the Commercial Application of Superconductors), and from 2006 to 2010, Dr. Prause was Chairman of ivSupra, a German superconductor industry coalition. Dr. Prause holds a Ph.D. in Physics from the University of Notre Dame.

Juergen W. Srega

Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of its global operations. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly owned subsidiary of Bruker located in Germany. Prior to joining us, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., or Thermo, a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics. At Thermo, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a Bachelor of Arts degree in Finance from Nord Akademie in Hamburg, Germany and a Bachelor of Arts degree in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

15	Bruker Proxy Statement 2026

CORPORATE SOCIAL RESPONSIBILITY

Bruker is committed to employee health, safety, and welfare, to managing its activities that impact the environment in a responsible and effective manner, and to supporting the communities where its employees live and work. Bruker strives to drive improvements in environmental sustainability, supply chain responsibility, human capital, and positive social impact. Below are some key highlights of Bruker's efforts towards its sustainability efforts.

Pillar	Highlights of Key Initiatives
Environmental Encompasses our: ■ Commitment to environmental sustainability ■ Focus on environmental impact reduction ■ Adoption of innovative technologies ■ Measurement & reporting of progress
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Tracking energy consumption and carbon dioxide equivalent emissions – Measuring our energy use across operations to identify major sources and opportunities to improve efficiency and reduce emissions.
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Expanding renewable energy usage–Efforts to transition where possible, including increasing the share of self-generated and purchased renewable electricity.
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Managing waste streams – Monitoring our waste generation, increasing recycling, managing waste as a resource, and addressing hazardous waste risks.
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Reducing water consumption – Assessing our production processes and site operations to decrease water usage. Ensuring discharged water quality complies with regulations.
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Recovering and recycling cooling liquids - Capturing, storing, reusing and recycling cooling liquids through various production processes to minimize waste.
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Considering environmental sustainability in facilities and product design – Factoring in environmental criteria for new facilities and product development, including reduced footprint, energy efficiency, and resource use.
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Engaging suppliers on responsible sourcing – We require suppliers to meet our standards outlined in Supplier Code of Conduct to manage sustainability impact.

Social Covers our: ■ Belief of the importance of our employees ■ High safety standard ■ Inclusive, people-oriented culture ■ Community engagement
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Reporting important employee data – including workforce numbers and demographics, incident rates, and eligibility for variable pay incentives to motivate and retain talent.
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Promoting employee health, safety, and wellbeing – through training programs, health initiatives, and safety protocols and certifications.
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Offering training and development opportunities for competency and leadership growth –we provide leadership programs, reimbursement for external education, and annual performance reviews to provide all employees feedback and coaching for improvement and career growth.
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Community engagement – we organize events, fundraising initiatives, and mobilize employee volunteers and donations to support charitable causes in the communities in which we operate.

Corporate Governance Describes our: ■ High standards of corporate governance ■ Key governance indicators ■ Approach to “Innovation with Integrity”
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High ethical standards – we maintain a high commitment to integrity, equal opportunity, and compliance in employee policies and practices.
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Board oversight of ESG – covers our company’s strategy and relevant risk areas. Board and committees guide business strategy and monitor sustainability practices.
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Structured compliance program –headed by our corporate ethics and compliance team. Includes our Code of Conduct, related training, and whistleblower process.
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Code of Conduct – outlines our commitment to integrity, equal opportunity, legal/regulatory compliance and high expectations of ethical conduct.
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Global Anti-Corruption Policy – prohibits activity intended to improperly influence a business decision, including bribery. Our Global Anti- Corruption policy and documents our procedures designed to prevent unethical dealings and reiterates our commitment to compliance with applicable anti-bribery and anti-corruption laws,
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Product safety – we maintain protocols and monitoring to quickly address defects and mitigate risks.
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Supplier Code of Conduct – serves as an important framework for our suppliers to conduct their business in a legally compliant and sustainable manner and to meet our internal standards of business conduct,
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Responsible materials sourcing practices and conflict minerals reporting – we advocate responsibility in supplier sourcing practices; our suppliers are required to take all necessary and reasonable measures to ensure that all reporting to Bruker is in compliance with applicable laws and regulations, including any of our requests for information.

Bruker Proxy Statement 2026	16

PROPOSAL NO. 2

ADVISORY VOTE ON THE 2025 COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Act and SEC rules, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

The compensation of our named executive officers is disclosed in the Compensation Disclosure and Analysis (CD&A), the compensation tables, and the related narrative disclosures contained in this Proxy Statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which we believe will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined and rigorous process for the adoption of executive compensation programs and individual named executive officer pay actions.

We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as implemented by Rule 14a-21(a) under the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to indicate their support for our named executive officer compensation, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation paid to Bruker’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this Proposal No. 2 is advisory, and therefore not binding on us, the Compensation Committee, or the Board. However, our Board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions. The Board’s current policy is to include an advisory vote on executive compensation as an agenda item for each annual meeting of stockholders. Unless the Board modifies its policy, the next such advisory vote will be held at our 2027 Annual Meeting of Stockholders.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the 2025 compensation of the named executive officers, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

17	Bruker Proxy Statement 2026

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes the principles, objectives, and features of our named executive compensation program with respect to our Chief Executive Officer and the other named executive officers listed below, to whom we refer collectively in this Proxy Statement as the “named executive officers.”

■
Dr. Frank H. Laukien, Chairman, President, and Chief Executive Officer
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Mr. Gerald N. Herman, Executive Vice President, and Chief Financial Officer
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Dr. Falko Busse, President, Bruker BioSpin Group
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Dr. Mark R. Munch, Executive Vice President and President, Bruker NANO Group and Bruker NANO Surfaces Division
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Mr. Juergen W. Srega, President, Bruker CALID Group and Bruker Daltonics Division

Executive Overview

Our executive compensation program is designed to attract, motivate, retain, and reward the individuals who lead our organization. These leaders are responsible for shaping and executing our overarching business strategy. Our compensation approach for named executive officers has several facets including:

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competitive salaries to ensure fair compensation for their roles and responsibilities;
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performance-based cash incentives linked to corporate and individual objectives; and
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long-term equity incentive awards designated to align compensation with company success.

We work to encourage the entrepreneurial nature of our business groups and the executives who lead them through higher financial rewards tied to long-term equity incentive awards. We strive to align compensation awarded pursuant to our executive pay program with the interests of our stockholders without encouraging excessive or unnecessary risk-taking by our executives. We provide limited perquisites and no excise tax gross ups. We also have a recoupment, or clawback, provision under our incentive plans that allows us to seek reimbursement of short-term annual cash incentive payments and repayment of stock award gains in certain circumstances. We believe that our executive compensation program achieves the right balance of rewarding performance, aligning interests, and safeguarding against excessive risk-taking.

2025 Financial Performance

Our business strategy is to create value for our stockholders based on our ability to innovate and generate above market financial performance, both organically and through acquisitions. Achieving improvements in our revenue, operating profit, earnings per share, and working capital levels are important to our success. Reflecting these objectives, a significant portion of our named executive officers’ cash compensation is based on our performance relative to goals linked to currency-adjusted revenue growth, non–GAAP gross profit and/or non-GAAP operating profit improvement, working capital improvement, and non-GAAP earnings per share growth.

Financial performance highlights for fiscal 2025 include:

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Revenue increased by $70.1 million, or 2.1%, to $3,436.5 million, compared to $3,366.4 million for the year ended December 31, 2024, including an increase of approximately $116.3 million attributable to recent acquisitions and an increase of approximately $77.6 million from the impact of foreign currency translation in fiscal 2025 compared to fiscal 2024;
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Organic revenue decreased by $123.8 million, or 3.7%, excluding the effects of foreign currency translation and recent acquisitions. The decrease in organic revenue was primarily due to slower demand mostly from academic, government, and industrial markets for our analytical instruments.
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Non-GAAP gross profit margin decreased by 180 basis points to 49.8% as compared to fiscal 2024;
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Non-GAAP operating income decreased to $433.1 million in 2025 from $518.0 million in 2024;
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Non-GAAP operating margin was 12.6%, a decrease of 280 basis points as compared to fiscal 2024, primarily due to unfavorable revenue mix which negatively impacted gross margins, the impact of U.S. tariffs, foreign exchange headwinds from a declining U.S. Dollar, and the impact of 2024 acquisitions, partially offset by cost savings initiatives; and
■
Non-GAAP diluted EPS decreased by 24.1% to $1.83 from $2.41 in fiscal year 2024.

Additional information regarding our use of non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures and reconciling such measures to the closest GAAP measure, is included beginning on page 42 under Part II, Item 7– Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026. For additional information regarding how we define and calculate Non-GAAP diluted EPS, and to reconcile such measure to GAAP EPS, see Appendix A of this Proxy Statement.

Bruker Proxy Statement 2026	18

2025 Executive Compensation Actions

Highlighted below are some of the key actions and decisions with respect to our executive compensation program for 2025, as approved by the Compensation Committee:

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Salaries: For 2025, the Compensation Committee evaluated our named executive officers’ base salaries in considering competitive market levels, peer group survey data, individual performance and market conditions. Based upon a recommendation by our CEO, CFO, and NEOs to forgo their salary increases in 2025, given the multiple financial headwinds last year, the Compensation Committee agreed and did not increase any base salary for our named executive officers, other than for Dr. Busse, who received a 2% base salary increase consistent with the terms of his employment agreement. See below under the heading “2025 Base Salaries.”
■
Performance-Based Cash Incentive Awards: Based on financial performance targets set related to 2025 business plan goals, the named executive officers’ total cash compensation potential is measured against their level of achievement to those targets. The total achievement is paid out, upon Compensation Committee consideration and approval. In 2025, the total payouts to our named executive officers ranged from 31.9% to 53.4% of the combined financial and individual performance targets, as described in greater detail below under the heading “Cash Inventive Plans and Review of 2025 Performance.”
■
Long-Term Incentive Awards: In 2025, the Compensation Committee approved long-term incentive awards to our named executive officers, including awards of stock options and restricted stock units (RSUs), which vest ratably over four years from the date of grant. Our Compensation Committee selected time-based awards for our long-term incentives as an appropriate complement to the performance component of our short-term incentive awards. Options granted to Dr. Laukien, our Chief Executive Officer and Mr. Herman, our EVP and Chief Financial Officer, are exercisable upon vesting at a price equal to 110% of the closing price of our Common Stock on the grant date. We believe that granting options to Dr. Laukien and Mr. Herman that have an exercise price in excess of the fair market value on the grant date further incentivizes them to deliver positive return to stockholders. Dr. Laukien’s options will expire on the fifth anniversary of the grant date and Mr. Herman’s options expire on the tenth anniversary of the grant date. The 2025 awards detail can be found below under the heading “2025 Long-Term Incentive Awards.”

We believe that emphasizing compensation that is tied to share price performance (in the form of stock options) and a four-year vesting period for RSU awards further aligns the interests of our executives with the long-term interests of our stockholders.

2025 Say-on-Pay Vote

We hold annual advisory votes on the compensation paid to our named executive officers, or say-on-pay votes. Approximately 95% of the shares voted on say-on-pay at our 2025 Annual Meeting of Stockholders were in favor of our named executive officer compensation decisions and policies as described in our 2025 Proxy Statement. The Compensation Committee considered this result in 2025 and determined that it was not necessary to make any material changes to our compensation policies and practices. The Compensation Committee appreciates feedback from shareholders and will consider future say-on-pay results in its compensation decisions.

At the 2023 Annual Meeting of our Stockholders, our stockholders were asked to cast an advisory vote on the frequency of future advisory votes on named executive officer compensation. Approximately 72% of the shares voted on the frequency of future say-on-pay votes at our 2023 Annual Meeting were in favor of holding an advisory vote on the compensation paid to our named executive officers every year. We will next ask our stockholders to cast an advisory vote on the frequency of future say-on-pay votes at our 2029 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

Key Considerations in Setting Compensation

Our key objectives in structuring and determining executive compensation are to:

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attract and retain qualified executive officers not only by offering fair, competitive, and comprehensive compensation packages but also by offering long-term job stability, opportunities for advancement, and the satisfaction of making a difference in advancing life sciences and healthcare;
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motivate existing officers to perform by providing meaningful incentive-based compensation that aligns our executives’ interests with those of our long-term stockholders and other stakeholders;
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pay for performance by aligning executive compensation with our annual and long-term strategic performance goals; and
■
develop incentives to achieve high levels of short and sustainable long-term company performance, without encouraging excessive or unnecessary risk-taking.

To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our named executive officers for meeting or exceeding certain pre-determined performance goals. Executive compensation at Bruker focuses on a pay-for-performance philosophy, through annual incentive bonus awards and long-term equity incentive awards, which emphasize both company and individual performance measures that correlate closely with the achievement of our short-term and long-term strategic performance objectives, respectively. To motivate our named executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the

19	Bruker Proxy Statement 2026

individual’s performance, and we balance this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of shareholder value through grants of equity incentive awards with extended multi-year vesting schedules.

The Compensation Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
Pay for Performance	The majority of the total compensation opportunity for our named executive officers is variable and at-risk.
Balance Short- and Long-Term Compensation	The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.
Combination of Balanced Performance Metrics	We use a diverse set of corporate financial metrics and individual performance goals in our annual incentive plan to ensure that no single measure affects compensation disproportionately.
Independent Compensation Consultant	Our Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in designing our executive compensation program.
Peer Data	We develop a peer group of companies based on industry, revenue and employee headcount to reference for compensation decisions.

Cap Bonus Payouts; Fixed Equity Grants	Our annual incentive plan has an upper limit on the amount of cash that may be earned. The maximum number of shares that might be earned is fixed in a grant.
Double Trigger Change-in- Control Provisions

If there is a change in control, outstanding time-based equity awards that are assumed by a buyer under our plan will vest only if there is both a change-in-control and an involuntary termination of employment (a “double trigger”).

Robust Stock Ownership and Retention Guidelines

Our named executive officers and directors are required to maintain robust levels of stock ownership. Named executive officers and directors who have not met their minimum required ownership, are required to hold (and not dispose of) a certain amount of shares of our Common Stock acquired through equity awards until the ownership requirement is met.

Annual Say-on-Pay Vote	We conduct an annual advisory say-on-pay vote on our named executive officer compensation.
Stockholder Engagement	We are committed to ongoing engagement with our stockholders regarding matters such as executive compensation, corporate governance and sustainability
Clawback for Overpayments	Our policy requires that we recoup incentive-based compensation from current and former named executive officers in the case of a restatement that resulted in an overpayment.
What We Don’t Do
No Hedging or Pledging of Company Securities

We prohibit employees and non-employee directors from engaging in hedging transactions in our securities and, subject to one limited exception as further described on page 32 under “Policies on Hedging and Pledging of Shares,” may not pledge our securities as collateral for any loan.

No Excessive Perks	We do not provide material perquisites to named executive officers.
No Excise Tax Gross-Ups	We do not provide excise tax gross-ups.
No Guaranteed Bonuses	We do not guarantee our named executive officers any minimum levels of base salary increase, payment under our annual incentive plan or equity grants, which are entirely performance-based.

Role of the Compensation Committee

Our Compensation Committee oversees management’s administration of our executive compensation program, including:

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determining overall equity compensation award guidelines and aggregate share usage and dilution levels;
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determining the Chief Executive Officer’s salary, target and actual bonus, and equity-based compensation;
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overseeing the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers;
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reviewing general policy matters relating to compensation and employee benefits;
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overseeing the clawback policy; and
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making recommendations concerning these matters to the Board.

The Compensation Committee may delegate its responsibilities to a subcommittee as it deems appropriate.

The Compensation Committee aims to ensure that total compensation is competitive, appropriately tied to performance, and balances risk-taking:

Chief Executive Officer	Named Executive Officers	Competitive Market Benchmark
■ Conducts the annual performance evaluation and provides feedback to the CEO ■ Sets compensation for CEO	■ Reviews the annual performance evaluation and provides feedback on the named executive officers ■ Approves changes to EO compensation	■ Assesses competitive market compensation for named executive officers using a variety of sources to ensure individual cash compensation levels remain reasonable and competitive

The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our named executive officers in recognition of exceptional performance. Additionally, the Compensation Committee may exercise its discretion to reduce an award considering various factors, or not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of a named executive officer in the event the Compensation Committee determines that such named executive officer has violated Bruker policies or has failed to meet minimum performance expectations.

Bruker Proxy Statement 2026	20

Role of Management

The Chief Executive Officer, with the assistance of the Executive Vice President and Chief Financial Officer, or EVP/CFO, is responsible for:

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Making recommendations for company-wide financial performance goals, and for the individual incentive goals and weightings for our other named executive officers to the Compensation Committee for approval. The Company’s financial results and individual goal achievements are reviewed and approved by the Compensation Committee.
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Proposing the incentive plan structure for himself and the named executive officers for review and approval by the Compensation Committee.

The Compensation Committee will consider input from the CEO and EVP/CFO; however, the Compensation Committee makes final determinations based on its assessment of each named executive officer’s performance relative to their performance-based goals. Neither the CEO nor the EVP/CFO participate in Compensation Committee discussions or determinations of their own compensation.

The CEO and the Vice President, Corporate Human Resources participate in the Compensation Committee meetings, at the request of the Committee, and the EVP/CFO may participate in Compensation Committee meetings to provide perspective and relevant information related to financial goals and other financial plan topics.

Role of Compensation Consultants

The Compensation Committee retained Aon's Human Capital Solutions Practice, a division of Aon plc, or Aon as the Company’s compensation consultant for 2025. Aon assists the Compensation Committee by providing advice and analysis on our executive compensation program relative to other similarly situated public companies and communicating its perspectives on evolving trends related to executive compensation program design, best practices and changes in the regulatory landscape. Aon is engaged directly by and reports to the Compensation Committee.

Aon’s support includes the selection of a peer group of companies and development of peer group survey data, as well as analysis and advice on our executive compensation structure, program design, and market practices. Additional services provided by Aon in 2025 included the 2025 CEO pay ratio analysis and preparation of the Pay Versus Performance disclosures and general feedback on compensation information on this Proxy Statement. The Compensation Committee considers input from Aon as one of the factors in making decisions on compensation matters, along with information and analysis it receives from management and its own judgment and expertise. For the fiscal year ended December 31, 2025, total fees paid to Aon were $235,524 for compensation-related services and $394,352 for non-compensation related services. With regard to services that are not compensation related, Aon provides insurance brokerage services to our business. Aon serves as our insurance broker for a portion of our commercial insurance program, which includes management liability, casualty and professional liability and pollution liability insurance policies.

The Compensation Committee has evaluated Aon’s independence by considering each of the independence factors adopted by Nasdaq and the SEC. Based on such evaluation, the Compensation Committee determined that the insurance brokerage services provided by Aon did not create a conflict of interest or impair Aon’s ability to provide independent advice to the Compensation Committee regarding compensation matters in 2025 and that no conflict of interest exists currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

Peer Group Review and Market Data

In establishing and evaluating compensation for our named executive officers, the Compensation Committee utilizes survey market data and peer group analysis provided by Aon. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, scale and complexity and industry. Aon generally focused on positioning Bruker close to the median profile of the peer group in terms of revenue and market value as opposed to only including peers in a similar business space. The market data provided by Aon was based on published survey sources, including Aon’s Global Compensation Survey and Total Compensation Management Database, as well as recent Proxy Statements of our peer group companies.

Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a “market check” to help ensure that individual cash compensation levels remain reasonable and competitive. selected peer group is generally used for compensation assessments and analyzing our executive compensation pay levels and practices, including our share allocation and utilization for employee equity awards as compared with peer companies.

For 2025 compensation evaluations, the Compensation Committee reviewed its existing peer group and determined that Haemonetics Inc., Integra LifeSciences, and Watts Waters Technologies should be removed. Haemonetics and Integra were removed due to headcount, revenue and market value criteria in comparison to Bruker and Watts Water was removed due to its business focus in comparison to Bruker. These peers were replaced by Avantor Inc., Hologic, Inc., and Illumina, Inc. The peer group identified by Aon and approved by the Compensation Committee comprised 15 companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for its consideration of compensation levels, including information about the range and median of

21	Bruker Proxy Statement 2026

competitive salaries, cash bonuses, and long-term incentives. In addition to industry, complexity and size characteristics, the Compensation Committee also considers how other third-party organizations (such as the Standard and Poor’s GICS methodology) categorize Bruker and other companies which shareholder advisory firms (such as ISS) consider comparable to us.

At the time Aon compiled data for the peer group companies, the companies in our selected peer group ranged in size:

Company	Revenue	Employee Count
25th percentile	$2.7B	6,745
Median	$3.5B	8,030
Bruker	$3.0B (trailing 12-month revenue)	9,707
75th percentile	$4.1B	13,000

The peer group considered by the Compensation Committee for its evaluation of 2025 executive compensation levels and practices were:

■ Agilent Technologies Inc.	■ Mettler Toledo International Inc.
■ Avantor, Inc.	■ MKS Instruments, Inc.
■ Bio-Rad Laboratories, Inc.	■ Onto Innovation
■ Bio-Techne Corporation	■ OSI Systems, Inc.
■ Charles River Laboratories International, Inc.	■ Revvity, Inc.
■ Entegris, Inc.	■ Teradyne, Inc.
■ Hologic, Inc.	■ Waters Corporation
■ Illumina, Inc

In general, in light of our relative market position, the Compensation Committee considered the range of compensation levels of the companies in the peer group to be appropriate and reasonable competitive comparisons for our named executive officers when evaluating and approving 2025 compensation packages.

Components of Named Executive Officer Compensation

Named executive officer compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and RSU grants.

Compensation Element	Alignment with Creation of Shareholder Value
Annual Base Salary	■ Retains and attracts high-performing executives through competitive fixed compensation
Annual Cash Inventive	■ Achievement of company financial and individual goals relevant to each executive
Long-Term Incentive	■ Motivates executives to create long-term enhancement to stockholder value through long-term stock ownership in Bruker Common Stock
Other Benefits	■ Retains and attracts high-performing executives through competitive benefits

Additional Recognition. In addition to the above compensation components, the Compensation Committee approved an additional bonus opportunity for Dr. Mark Munch, EVP and President of the Bruker NANO Group. Separate from Dr. Munch’s existing compensation arrangements. Dr. Munch was provided with a cash payment of $200,000 tied to his additional role as CEO of the Company’s majority-owned start-up company, Bruker Spatial Genomics, Inc. or, BSG.

Bruker Proxy Statement 2026	22

Mix of Compensation

In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards is intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation opportunity as the individual officer’s responsibility increases.

We believe that our equity grant practices signify strong alignment between our executive team and stockholder interests. Accordingly, historically, the Compensation Committee has taken into consideration annual incentive and long-term compensation as a percentage of total pay. The following charts and tables illustrate the mix of approved 2025 target levels, for base salary, short-term cash incentive bonus at target levels and long-term incentive awards, or LTI, provided in the compensation packages of our Chief Executive Officer, or CEO, and, on average, our named executive officers other than our Chief Executive Officer, or Other NEOs. Given his role, our CEO has a higher proportion of at-risk compensation (an aggregate of 82%) than the Other NEOs.

Named Executive Officer Compensation Mix

2025 Base Salaries

Base salaries are determined based on a variety of factors, including each named executive officer’s level of responsibility, scope of the role, experience and potential, performance and a comparison of salaries paid to peers within Bruker and to those with similar roles at other similarly situated companies, including those found in the market surveys and peer group data reviewed by the Compensation Committee. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted, as appropriate. Annual base salaries for 2025 as approved by the Compensation Committee on February 18, 2025, for each of our named executive officers were as follows:

	2025 Base Salary(1) ($)	2024 Base Salary ($)	% Change in Local Currency
Dr. Laukien	976,554	976,554	—
Mr. Herman	644,234	644,234	—
Dr. Busse(2)	505,746	508,819	2.0%
Dr. Munch	738,370	738,370	—
Mr. Srega(3)	466,714	481,005	—
(1)
Amounts in this column represent base salary amounts in effect at the time that the Compensation Committee approved 2025 annual base salaries. Any non-U.S. Dollar amounts have been converted to U.S. Dollars using the applicable conversion rates as of the date of approval by the Compensation Committee. See page 32 of this Proxy for information on our foreign currency conversion policy.
(2)
Dr. Busse's salary increased by 2% in local currency year over year, however, the U.S. Dollar amount decreased due to foreign currency conversion rates.
(3)
Mr. Srega's salary remained flat in local currency year over year, however the U.S. Dollar amount decreased due to foreign currency conversion rates.

23	Bruker Proxy Statement 2026

Cash Incentive Plans and Review of 2025 Performance

Annual Cash Incentive Awards. Annual incentive awards in the form of performance-based cash incentive bonuses for our named executive officers are based upon management’s success in achieving a combination of corporate financial and individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each named executive officer based on responsibilities and roles within Bruker and may include financial or strategic measures. Individual goals are intended to reward performance, which results in Bruker meeting or exceeding its financial or operational goals.

The Compensation Committee also considers the mix of performance goals to balance the incentives created to mitigate risks that may be associated with a particular performance goal. Through a combination of financial metrics and individual goals, cash incentive awards are designed to reflect both the individual’s contributions compared to his or her specific performance goals for the year and the overall performance of Bruker or the particular operations under the named executive officer’s leadership.

Overview and Outcomes. Under the annual short-term incentive compensation plans, or ICPs, named executive officers are eligible for cash awards based on Company and individual performance. The two primary classifications of performance goals utilized are pre-established financial performance metrics and specific individual performance goals. Each performance metric represents part of the total incentive award calculation. In 2025, the financial goals accounted for, in the aggregate, 70% of the target award potential and the individual goals accounted for, in the aggregate, 30% of the total incentive award potential.

In early 2025, the Compensation Committee established our named executive officers’ ICPs as follows:

■
The Compensation Committee set individual target awards for each named executive officer, expressed as a percentage of base salary, based on the named executive officer’s level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.
■
The Compensation Committee established performance measures and goals for the ICPs, which included the financial and strategic metrics being assessed, performance thresholds and targets, weightings and due dates for each metric. The Compensation Committee also approved the named executive officers’ individual performance goals.
■
In early 2026, the Compensation Committee received a report from management regarding Company, operating group and individual performance against the pre-established performance goals of the ICPs. Actual awards for 2025 were approved based on each named executive officer’s individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, in each case as determined by the Compensation Committee.

2025 ICP Structure and Metrics. The basic structure and metrics of the 2025 cash incentive plans established for our named executive officers are summarized as follows:

Plan Element	Plan Category	Eligible	Mix of ICP Compensation	Measure	Metric / Description	Weight	Payout Range / Mechanics
				Revenue Growth	Currency‑Adjusted Revenue Growth	15%
	Financial Component for Corporate	CEO and CFO	70%	Profitability	Non-GAAP Operating Profit Improvement	20%
				Earnings	Non-GAAP EPS Growth	15%
				Cash Efficiency	Working Capital Improvement	20%
Financial Performance		Bruker BioSpin Group President		Revenue Growth	Currency‑Adjusted Revenue Growth	15%	Each metric pays 0%–200%, linear based on performance vs. goal
		Bruker CALID Group and Bruker Daltonics Division President		Gross Margin	Non-GAAP Gross Profit Improvement	15%
	Financial Component for Groups	Bruker NANO Group and Bruker NANO Surfaces Division President and Corporate Executive Vice President	70%	Profitability	Non-GAAP Operating Profit Improvement	15%
		Bruker EST President		Cash Efficiency	Working Capital Improvement	15%
				Earnings	Non-GAAP EPS	10%
Individual Performance	Individual	All NEO's	30%	Strategic or Operational	Individual strategic & organizational objectives	Specific to Individual	0%–125%, subject to Compensation Committee discretion

Bruker Proxy Statement 2026	24

Setting Incentive Target Levels. The following table summarizes the 2025 ICP target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation. The bonus target levels remain unchanged from 2024.

2025 Cash Incentive Targets (1)

	$ Target Level	% of Base Salary at Target Achievement
Dr. Laukien	1,367,176	140%
Mr. Herman	450,964	70%
Dr. Busse	303,448	60%
Dr. Munch	479,941	65%
Mr. Srega	303,364	65%
(1)
Any non-U.S. Dollar amounts have been converted to U.S. Dollars using the applicable conversion rates disclosed in the Summary Compensation Table located on page 34 of this Proxy Statement.

When setting individual target incentive levels for 2025 ICPs, the Compensation Committee reviewed, for each named executive officer, individual metrics applicable in 2025, the total cash compensation established for 2025 and the projected cash compensation for 2025, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Compensation Committee considered long-term incentive target levels, to consider a total direct compensation view, so that no one element was determined in isolation.

Setting Corporate Performance Goals and Thresholds. The Compensation Committee establishes specific corporate-level financial performance goals for our named executive officers with corporate responsibilities, including Dr. Laukien and Mr. Herman, and business group-level financial performance goals for our named executive officers with group-level management responsibilities based on key corporate, group or divisional business plan goals for the year. In addition to goals tied to group-level financial performance, each of our group presidents has a portion of his incentive award potential linked directly to our company non-GAAP earnings per share, creating additional alignment with our stockholders and our overall strategic objectives.

Financial performance goals generally reflect targeted growth relative to the prior year's results for the relevant metric, with a threshold level of current-year performance required for any cash incentive payout. Thresholds are based on the lower of 2024 performance or 95% of 2025 business plan target for revenue, gross profit, operating profit and EPS. Thresholds for working capital are based on the higher of 2024 performance and 105% of 2025 business plan goal. In order to calculate thresholds, 2024 performance was adjusted to reflect full year run-rate of loss generating acquisitions to be comparable to 2025 results. Additionally, acquisitions that were not in the 2025 business plan are also excluded from 2025 results.

Payments for cash incentive bonuses linked to the achievement of the pre-established financial performance goals are calculated based on percentage achievement of the financial target goal. The payout for the financial goals portion of an individual’s ICP is limited to 200% of the financial incentive award target.

Setting Individual Performance Goals and Thresholds. While still measurable, individual performance goals may not always be as quantifiable as the financial objectives. Payments for individual performance goals are made in a range of 0% to 125%, based on a qualitative evaluation of the named executive officer’s performance and determined by the Compensation Committee.

Individual performance goals are generally set as stretch, but attainable, goals, with over-achievement of goals anticipated to occur in only limited circumstances. In determining award payouts for these goals, the Compensation Committee considers each of the named executive officers’ achievements in meeting their individual performance goals and the substantial progress made during the fiscal year with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that a named executive officer has delivered exceptional performance. Cash incentive compensation plans of our named executive officers operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the corporate or group level to reflect individual areas of responsibility.

25	Bruker Proxy Statement 2026

2025 Cash Incentive Award Payout Determinations

DR. FRANK H. LAUKIEN AND MR. GERALD N. HERMAN:

Bruker Corporation

2025 Financial Performance Goals (70% of Target Bonus Potential)

As the CEO and CFO, respectively, of the Company, Dr. Laukien’s and Mr. Herman’s 2025 ICP financial performance goals were tied to corporate financial performance goals that are linked to corporate performance as a whole. Bruker’s overall 2025 financial performance did not achieve certain business plan targets primarily due to new U.S. tariffs, a rapidly weakening U.S. Dollar, and underlying market conditions including slower demand in academic, government, and industrial markets for our analytical instruments combined with other global macroeconomic factors. As a result, the cash incentive award payouts earned by each of Dr. Laukien and Mr. Herman for the financial performance portion of their 2025 ICP opportunity was equal to approximately 24.4% of their cash incentive target linked to financial performance goals, or approximately 43.0% for Dr. Laukien's and 47.8% for Mr. Herman's total cash incentive target, respectively.

2025 Corporate Level Performance Goals(1)	Weighting	2025 Performance(1)	% Of Incentive Goal Achieved
■ $176.2 Million Currency Adjusted Revenue Growth	15%	$84.3 million decrease in Currency-Adjusted Revenue	0.0%
■ $135.6 Million Non-GAAP Operating Profit Improvement	20%	$32.6 million decrease in Non-GAAP Operating Profit	0.0%
■ $0.021 Reduction in Working Capital Ratio	20%	$0.018 reduction in Working Capital Ratio	85.4%
■ $0.51 Increase in Non-GAAP Earnings Per Share	15%	$0.30 decrease in Non-GAAP Earnings Per Share	0.0%
Total	70%		24.4%
(1)
Each of these goals represents a non-GAAP financial measure. See Appendix A for information about how we calculate these non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

The individual performance goals and achievement ratings for each of Dr. Laukien’s and Mr. Herman’s 2025 ICPs are described below.

Dr. Laukien

Dr. Laukien’s individual performance goals for 2025 included one goal related to high-value innovation, and multiple goals across active portfolio management, operational excellence, and organizational effectiveness. Dr. Laukien earned 86.3% of his cash incentive target linked to individual performance goals. This achievement comprised the following results based on the Compensation Committee’s qualitative review:

■
In active portfolio management, two goals exceeding target, two at target, and two substantially achieving the target.
■
Meeting the target for one operational excellence goal and multiple organizational effectiveness goals.
■
Substantial target achievement for one high-value innovation goal and one operational excellence goal.

Mr. Herman

Mr. Herman’s individual performance goals for 2025 included multiple goals across active portfolio management, operational excellence, and organizational effectiveness. Mr. Herman earned 102.5% of his cash incentive target linked to individual performance goals. This achievement comprised the following results based on the Compensation Committee’s qualitative review:

■
Exceeding the target for one organizational effectiveness goal.
■
Meeting the targets for active portfolio, operational excellence, and other organizational effectiveness goals.

Bruker Proxy Statement 2026	26

DR. FALKO BUSSE:

Bruker BioSpin Group

2025 Financial Performance Goals

(70% of Target Bonus Potential)

As President of the Bruker BioSpin Group, Dr. Busse’s 2025 ICP financial performance goals directly related to his leadership of the Bruker BioSpin Group. As summarized in the table below, Bruker BioSpin’s 2025 financial performance reflected moderate financial performance in working capital management, while revenue and profitability metrics fell short of the targets. As a result, the cash incentive award payout earned by Dr. Busse for the financial performance portion of his 2025 ICP opportunity was equal to approximately 16.8% of his cash incentive target linked to financial performance goals, or approximately 41.8% of his total cash incentive target.

2025 Bruker BioSpin Group Performance Goals(1)	Weighting	2025 Performance(1)	% Of Incentive Goal Achieved
■ $44.5 Million Bruker BioSpin Currency-Adjusted Revenue Growth	15%	$3.7 million decrease in Currency-Adjusted Revenue	0.0%
■ $23.6 Million Bruker BioSpin Non-GAAP Gross Profit Improvement	15%	$34.8 million decrease in Non-GAAP Gross Profit	0.0%
■ $14.5 Million Bruker BioSpin Non-GAAP Operating Profit Improvement	15%	$59.9 million decrease in Non-GAAP Operating Profit	0.0%
■ $0.025 Reduction in Bruker BioSpin Working Capital Ratio	15%	$0.019 reduction in Working Capital Ratio	78.4%
■ $0.51 Increase in Non-GAAP Earnings Per Share	10%	$0.30 decrease in Non-GAAP Earnings Per Share	0.0%
Total	70%		16.8%
(1)
Each of these goals represents a non-GAAP financial measure. See Appendix A for information about how we calculate these non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

Dr. Busse’s individual performance goals for 2025 included multiple goals across active portfolio management, customer success, commercial excellence, high-value innovation, operational excellence, and organizational effectiveness. Dr. Busse earned 100.0% of his cash incentive target linked to individual performance goals. This achievement comprised the following results based on the Compensation Committee’s qualitative review:

■
Exceeding the target for one goal in each of customer success and organizational effectiveness.
■
Meeting the target for operational excellence, high value innovation, commercial excellence, and one organizational effectiveness goal.
■
Substantially achieving the target for one active portfolio management goal.

27	Bruker Proxy Statement 2026

DR. MARK R. MUNCH:

Bruker NANO Group

2025 Financial Performance Goals

(70% of Target Bonus Potential)

Dr. Munch is an Executive Vice President of Bruker Corporation and President of the Bruker NANO Group. Dr. Munch’s 2025 ICP financial performance goals directly related to his leadership of the Bruker NANO Group. As summarized in the table below, in 2025 the Bruker NANO Group delivered moderate financial performance in operating profit, while revenue, gross profit, and working capital management fell short of the target. As a result, the cash incentive award payout earned by Dr. Munch for the financial performance portion of his 2025 ICP opportunity was equal to approximately 7.5% of his cash incentive target linked to financial performance goals, or approximately 31.9% of his total cash incentive target.

2025 Bruker NANO Group (NANO) Performance Goals(1)	Weighting	2025 Performance(1)	% Of Incentive Goal Achieved
■ $59.1 Million NANO Currency-Adjusted Revenue Growth	15%	$75.3 million decrease in Currency-Adjusted Revenue	0.0%
■ $51.5 Million NANO Non-GAAP Gross Profit Improvement	15%	$30.7 million decrease in Non-GAAP Gross Profit	0.0%
■ $120.2 Million NANO Non-GAAP Operating Profit Improvement	15%	$42.1 million increase in Non-GAAP Operating Profit	35.0%
■ $0.022 Reduction in NANO Working Capital Ratio	15%	$0.023 increase in Working Capital Ratio	0.0%
■ $0.51 Increase in Non-GAAP Earnings Per Share	10%	$0.30 decrease in Non-GAAP Earnings Per Share	0.0%
Total	70%		7.5%
(1)
Each of these goals represents a non-GAAP financial measure. See Appendix A for information about how we calculate these non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

Dr. Munch’s individual performance goals for 2025 included multiple goals across active portfolio management, commercial excellence, and high-value innovation. Dr. Munch earned 88.8% of his target cash incentive linked to his individual performance goals. This achievement comprised the following results based on the Compensation Committee’s qualitative review:

■
Meeting the target for active portfolio management and commercial excellence goals.
■
In high-value innovation, one goal at target and two substantially achieving the target.

Bruker Proxy Statement 2026	28

MR. JUERGEN W. SREGA:

Bruker CALID Group

2025 Financial Performance Goals

(70% of Target Bonus Potential)

As President of the Bruker CALID Group, Mr. Srega’s 2025 ICP financial performance goals directly related to his leadership of the Bruker CALID Group. As summarized in the table below, Bruker CALID’s actual financial performance in 2025 reflected moderate profitability and working capital management. As a result, the cash incentive award payout earned by Mr. Srega for the financial performance portion of his 2025 ICP opportunity was equal to approximately 34.5% of his cash incentive target linked to financial performance goals, or approximately 53.4% of his total cash incentive target.

2025 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	2025 Performance(1)	% Of Incentive Goal Achieved
■ $110.4 Million CALID Currency-Adjusted Revenue Growth	15%	$34.3 million increase in Currency-Adjusted Revenue	31.0%
■ $66.1 Million CALID Non-GAAP Gross Profit Improvement	15%	$45.8 million increase in Non-GAAP Gross Profit	69.2%
■ $35.0 Million CALID Non-GAAP Operating Profit Improvement	15%	$11.9 million increase in Non-GAAP Operating Profit	34.0%
■ $0.024 Reduction in CALID Working Capital Ratio	15%	$0.006 reduction in Working Capital Ratio	26.5%
■ $0.51 Increase in Non-GAAP Earnings Per Share	10%	$0.30 decrease in Non-GAAP Earnings Per Share	0.0%
Total	70%		34.5%
(1)
Each of these goals represents a non-GAAP financial measure. See Appendix A for information about how we calculate these non-GAAP financial measures.

Individual Performance Goals

(30% of Target Bonus Potential)

Mr. Srega’s individual performance goals for 2025 included multiple goals across active portfolio management, customer success, high-value innovation, operational excellence, and organizational effectiveness. Mr. Srega earned 97.5% of his cash incentive target linked to individual performance goals. This achievement comprised the following results based on the Compensation Committee’s qualitative review:

■
Exceeding the target for one goal for each of customer success and organizational effectiveness, and at target for the other goals in these areas.
■
Substantially achieving the target for goals in active portfolio management and operational excellence.

29	Bruker Proxy Statement 2026

Total NEO Incentive Award Payments

Following review of the performance of our named executive officers in 2025, the Compensation Committee approved ICP awards to the named executive officers based on their respective percentage achievement of 2025 financial and individual performance goals as follows:

NEO	Financial Goal Achievement (Weighted 70%)	Individual Goal Achievement (Weighted 30%)	Total Cash Incentive Payment (Rounded to Nearest Decimal)
Frank H. Laukien	24.4%	86.3%	43.0%
Gerald N. Herman	24.4%	102.5%	47.8%
Falko Busse	16.8%	100.0%	41.8%
Mark R. Munch	7.5%	88.8%	31.9%
Juergen W. Srega	34.5%	97.5%	53.4%

The actual cash incentive award payments to our named executive officers are reported in the “Non-Equity Incentive Plan Awards” column of the Summary Compensation Table in this Proxy Statement.

2025 Long-Term Incentive Awards

The Compensation Committee uses long-term incentive compensation in the form of equity awards, comprised of stock option and RSU awards, to deliver competitive compensation that recognizes employees for their contributions to Bruker and aligns the interests of named executive officers with stockholders by focusing them on long-term growth and stock price performance.

In 2025, upon consideration of a variety of factors, including the individual performance, experience, and responsibilities of each of our named executive officers, our stock price, contractual requirements for Dr. Busse and Mr. Srega, competitive market practices and trends, including total potential dilution and annual equity burn rate levels, outstanding equity awards held by our named executive officers and overall Company performance, the Compensation Committee approved the following long-term incentive awards to our named executive officers in August 2025:

2025 Long-Term Equity Incentive Awards

Long-Term Equity Incentive Awards. Equity incentive compensation in the form of stock option and RSU awards is designed to provide long-term incentives to named executive officers, to encourage them to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our common stock, which the Compensation Committee believes motivates our named executive officers to focus on creating long-term enhancement to stockholder value.

	Aggregate Economic Value(1) ($)	Stock Options (#)	RSUs (#)
Dr. Laukien	3,111,516	137,339	48,431
Mr. Herman	1,130,997	24,430	25,844
Dr. Busse	415,791	8,774	9,282
Dr. Munch	1,058,551	22,337	23,631
Mr. Srega (2)	650,000	14,998	14,544
(1)
Economic value reflects the combined grant date fair value of stock options and RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and by the Black-Scholes accounting value for stock options. Aggregate economic value is based on the grant date of August 15, 2025 closing price of the Common Stock of $33.52 per share. Dr. Laukien and Mr. Herman's stock option awards are exercisable upon vesting at a price equal to 110% of the closing price of our Common Stock on the date of the grant.
(2)
Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, 2023 and 2024. Portions of the grants were allocated to performance in 2025 and are expected to be allocated to performance in 2026 and 2027. Accordingly, in 2025, Mr. Srega did not receive any long-term incentive equity awards. Mr. Srega’s 2026 and 2027 grants are planned to be relatively lower than typical to take the larger awards into account. The amount shown in this table represents the derived amount for Mr. Srega's awards.

We use a combination of stock options and RSU awards to balance the performance orientation of stock options to enhance our pay-for-performance culture and the retentive qualities of RSUs. The Compensation Committee believes this mix to be reasonable considering market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles, given that they vest over a period of four years. In 2025, the mix of long-term incentive awards to our CEO was approximately 48% stock options and 52% RSU’s. The mix of long-term incentive awards granted to our other named executive officers consisted of approximately 24% stock options and 76% RSUs, which is consistent with the Compensation Committee’s approach generally.

Bruker Proxy Statement 2026	30

Executive Benefits

In 2025, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan and welfare benefit programs in the United States, or those comparable local benefit programs for our executives outside the United States. We generally do not provide additional benefits or perquisites to our named executive officers, except as follows:

■
Dr. Busse, who is based in Switzerland, is provided a leased vehicle, an apartment, and the same pension scheme and formulaic contribution as all other employees located in Switzerland. Contributions made to Dr. Busse’s personal pension scheme in 2025 are reported in the “All Other Compensation” column of the Summary Compensation Table included in this Proxy Statement under the heading “Summary of Executive Compensation.” Additional information regarding Dr. Busse’s pension benefits is included in this Proxy Statement under the heading “Pension Benefits.”
■
Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.
■
Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega’s benefit consists of two individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega’s personal pension scheme in 2025 are reported in the “All Other Compensation” column of the Summary Compensation Table included in this Proxy Statement under the heading “Summary of Executive Compensation.” Additional information regarding Mr. Srega’s personal pension scheme is included in this Proxy Statement under the heading “Pension Benefits.”

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Dr. Busse: Our wholly owned subsidiary Bruker BioSpin AG is party to a letter agreement with Dr. Busse that sets forth certain terms of Dr. Busse’s employment as President of the Bruker BioSpin Group, including his annual base salary and cash incentive bonus plan targets, in each case subject to annual review, and an annual equity award with a value of CHF 175,000, pursuant to our 2016 Plan. During the term of his employment, Dr. Busse is eligible to participate in all customary employee benefit plans or programs generally available to our employees and/or named executive officers. Additionally, as an employee of Bruker BioSpin AG, Dr. Busse is entitled to participate in the Bruker BioSpin AG pension fund scheme and other local benefit plans during the term of his employment. In the event of Dr. Busse’s death while in our employment, he is entitled to continuation of his base salary for a period of six months. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and may be terminated by either party upon six months’ written notice.

On April 7, Bruker Switzerland AG and Dr. Busse entered into a mutual separation agreement (the “Separation Agreement”) providing that following the transition of Dr. Busse’s duties by May 1st, his employment shall terminate as of October 31, 2026 (the “Separation Date”). The Separation Agreement provides for separation benefits including severance, pro-rated bonus, and a payout for unused vacation days in an aggregate amount of CHF 815,363 (approximately $1,020,351) to be paid upon the Separation Date. Dr. Busse shall also forfeit any unvested equity awards that he may hold on the Separation Date.

Mr. Srega: We and Mr. Srega are party to a letter agreement that sets forth certain terms of Mr. Srega’s employment as President of the Bruker CALID Group, including his annual base salary, subject to annual review and eligibility to participate in our cash incentive bonus plan. The letter agreement also provides that Mr. Srega is entitled to receive an annual equity award. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of Bruker generally available to our employees and/or named executive officers. Additionally, we assumed a personal pension scheme for Mr. Srega’s benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $262,041 as of December 31, 2025, in the event there is a change in the voting control of Bruker and his employment is terminated, voluntarily or involuntarily, within six months after such change in control.

Additionally, pursuant to the letter agreement, Mr. Srega was required to enter into a managing director’s contract with Bruker Daltonik GmbH, or the German Subsidiary; accordingly, Mr. Srega and the German Subsidiary are parties to that certain Managing Director Employment Contract, dated June 28, 2012, (the “Original MDE”), as amended by those certain Supplements to the Managing Director Employment Contract, dated as of December 12, 2019, and July 19, 2023 (the “MDE Amendments”), and, together with the Original MDE, the MDE Contract. The “MDE Contract” sets forth the compensation and benefits that Mr. Srega is entitled to for his service as Managing Director and Chairman of the executive board of the German Subsidiary.

31	Bruker Proxy Statement 2026

Pursuant to Mr. Srega’s MDE Contract, for retention purposes, Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, 2023 and 2024. Portions of the grants were allocated to performance in 2025 and are expected to be allocated to performance in 2026 and 2027. Accordingly, in 2025, Mr. Srega did not receive any long-term incentive equity awards. Mr. Srega’s 2026 and 2027 grants are planned to be relatively lower than typical to take the larger awards into account. Under the MDE Contract, Mr. Srega is subject to confidentiality and non-competition restrictions. The MDE Contract may be terminated by either party upon 12-months’ advance notice.

In the event of a change in control of Bruker, our Board has the authority to accelerate vesting of any and all unvested options, restricted stock and RSU awards granted under the 2026 Incentive Compensation Plan, or 2026 Plan, 2016 Plan and the 2010 Incentive Compensation Plan, or 2010 Plan. Accelerated vesting in such circumstances is at the Board’s sole discretion. Under the standard terms of the awards of options, restricted stock and RSUs granted under these plans, unvested amounts are forfeited if the grantee’s employment or business relationship with Bruker is terminated for any reason, other than in the event of death or disability.

Section 162(m) Limitations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid for any year to certain “covered employees.” Covered employees generally include, among others, our named executive officers.

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have considered the impact of Section 162(m) when designing our executive compensation programs and incentive plans, tax deductibility is not a primary consideration in setting compensation and is secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs and intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy, even if such compensation is not deductible under Section 162(m).

Equity Award Grant Practices

The Compensation Committee reviews and approves individual equity grants for the named executive officers and Directors, as well as the total number of shares underlying grants made to all employees. The annual equity grants typically are reviewed and approved at the Compensation Committee’s regular meeting during the third quarter of the fiscal year, although sign-on equity awards are generally approved by the Compensation Committee at the time a named executive officer commences employment with Bruker. The grant date for the annual equity grants is the date of the Compensation Committee meeting at which they are approved. Administration of equity awards is managed by the Company’s human resources department with specific instructions related to the timing of grants given by the Compensation Committee. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Similarly, we do not time the release of material, non-public information based on equity award grant dates, vesting events, or sale events.

During the fiscal year ended December 31, 2025, we did not award any options to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information, and ending one business day after the filing or furnishing of such report.

Policies on Hedging and Pledging of Shares

Consistent with the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, or the Dodd-Frank Act, our Insider Trading Policy prohibits all Board members and employees, including named executive officers, from engaging in hedging or monetization transactions to lock in the value of that person’s holdings of our securities, or hedging. For this purpose, “hedging” includes the purchase of financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), which may allow a person to continue to own our securities obtained as equity compensation or otherwise, but without the full risks and rewards of ownership.

Additionally, Board members and named executive officers are prohibited from entering into any transactions that result in pledging, or using as collateral, our securities in order to secure personal loans or other obligations, including purchasing our stock on margin or holding our stock in a margin account. A limited exception applies if there was an existing pledge transaction before the adoption of our policy prohibiting pledging, or if there are subsequent renewals of such preexisting pledge transactions on substantially similar terms. To our knowledge, none of our Board members and named executive officers has securities subject to a pledge and each has complied with the Insider Trading Policy during the fiscal year ended December 31, 2025.

Foreign Currency Policy

Assets and liabilities of the Company’s foreign subsidiaries, where the functional currency is not the U.S. Dollar, are translated into U.S. Dollars using the current exchange rate as of the consolidated balance sheet date and shareholders’ equity is translated using historical rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. For further information on the Company's foreign currency policy refer to Note 2 of the 2025 audited financial statements included in the Annual Report on Form 10-K filed with the SEC on February 27, 2026. Any non-U.S. Dollar amounts have been converted to U.S. Dollars using the applicable conversion rates disclosed in the Summary Compensation Table located on page 34 of this Proxy Statement.

Bruker Proxy Statement 2026	32

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended, or the “Securities Act”. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Bonnie H. Anderson, Chair

Cynthia M. Friend, Ph.D.

Hermann F. Requardt, Ph.D.

Robert J. Rosenthal, Ph.D

33	Bruker Proxy Statement 2026

EXECUTIVE COMPENSATION TABLES

The following table summarizes the compensation earned by our named executive officers for the years ended December 31, 2025, 2024 and 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)		Total ($)
Frank H. Laukien, Ph.D.	2025	976,554	—		1,623,407		1,488,109		587,270	—	31,048		4,706,388
Chairman, President and Chief	2024	965,720	—		1,755,034		1,583,024		1,187,562	—	35,964		5,527,304
Executive Officer	2023	926,096	—		2,555,868		770,552		1,572,146	—	34,099		5,858,761

Gerald N. Herman	2025	644,234	—		866,291		264,706		215,696	—	19,381		2,010,308
Executive Vice President and Chief	2024	635,385	—		936,572		309,805		387,476	—	19,032		2,288,269
Financial Officer	2023	603,538	—		807,347		268,526		506,969	—	17,922		2,204,302

Falko Busse, Ph.D. President,	2025	544,633	3,612	[7]	311,133		104,658		136,474	182,898	137,390		1,420,798
Bruker BioSpin Group(5)	2024	502,761	—		373,860		123,679		328,509	394,799	136,223		1,859,831	[11]
	2023	468,944	—		300,300		99,889		342,657	292,176	133,576		1,637,542	[11]

Mark R. Munch, Ph.D.	2025	738,370	200,000	[8]	792,111		266,440		152,981	—	28,152		2,178,054
Executive Vice President & President,	2024	728,228	300,000		931,364		308,092		345,782	—	28,642		2,642,108
Bruker NANO Group	2023	689,939	451,500		823,404		273,840		459,363	—	28,475		2,726,522

Juergen W. Srega President,	2025	503,801	—		487,500	[9]	162,500	[9]	174,777	—	94,012		1,422,590
Bruker CALID Group(6)	2024	477,485	1,515		562,500		187,500		200,596	—	92,684		1,522,279
	2023	452,530	—		472,545		157,502		300,996	—	88,663	[10]	1,472,236

(1)
The amounts in this column reflect the grant date fair value of awards of RSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The actual amount realized by the named executive officer, if any, will vary based on several factors, including our performance, stock price fluctuations, and applicable vesting. Dividends are paid on all shares of common stock as well as are accrued for all RSUs awarded during the vesting period and are paid at the time the RSUs vest at the standard rate as approved by our Board of Directors.
(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The actual amount realized by the named executive officer, if any, will vary based on several factors, including our performance, stock price fluctuations, and applicable vesting.
(3)
Non-Equity Incentive Plan Compensation for all executives is calculated using a prorated bonus target, which reflects the changes in base pay and incentive targets implemented during the fiscal year. The merit increase for Dr. Busse that was effective July 1, 2025, increased the base and target incentive for the remainder of 2025.

Bruker Proxy Statement 2026	34

(4)
Reflects matching contributions made under our 401(k) plan, automobile allowance, dividend equivalent units paid, aggregate incremental costs of utilities and cleaning services of a corporate owned apartment, and/or pension contributions for each of our named executive officers in 2025.

Name	Matching Contributions 401(k) Plan 2025 ($)	Automobile Costs/ Allowance 2025 ($)	Dividends Paid on Vested RSUs 2025 ($)	Other 2025 ($)	Pension Contributions 2025 ($)
Frank H. Laukien	14,000	—	17,048	—	—
Gerald N. Herman	14,000	—	5,381	—	—
Falko Busse	—	40,228	2,101	3,612	91,450
Mark R. Munch	14,000	8,400	5,752	—	—
Juergen W. Srega	—	11,476	4,583	—	77,953

(5)
The amounts reflected for 2025 compensation, other than amounts reported under the headings “Stock Awards”, “Option Awards”, and “Non-Equity Incentive Plan Awards”, are based on actual payments in Swiss francs converted to U.S. Dollars at a conversion rate of CHF 1.0 = $1.204, which represents the 2025 average midpoint rate. The amounts reflected under the heading “Non-Equity Incentive Plan Awards” are converted from Swiss francs to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of CHF 1.0 = $1.106.
(6)
The amounts reflected for 2025 compensation, other than amounts reported under the headings “Stock Awards”, “Option Awards”, and “Non-Equity Incentive Plan Awards”, are based on actual payments in euros converted to U.S. Dollars at a conversion rate of €1.0 = $1.128, which represents the 2025 average midpoint rate. The amounts reflected under the heading “Non-Equity Incentive Plan Awards” are converted from euros to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of €1.0 = $1.044.
(7)
In 2025, Dr. Busse received a service award based on tenure with the company of CHF 3,000, converted to U.S. Dollars at a conversion rate of CHF1.0 = $1.2039, which represents the 2025 average midpoint rate.
(8)
Amount includes an additional cash compensation payment to Dr. Munch of $200,000 in connection with his role as CEO of the Company’s majority-owned startup company, Acuity Spatial Genomics, earned in 2025 and paid in 2026.
(9)
Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, 2023 and 2024. Portions of the grants were allocated to performance in 2025 and are expected to be allocated to performance in 2026 and 2027. Accordingly, in 2025, Mr. Srega did not receive any long-term incentive equity awards. Mr. Srega’s 2026 and 2027 grants are planned to be relatively lower than typical to take the larger awards into account. The amount shown in this table represents the derived amount for Mr. Srega's awards.
(10)
Starting in 2020, the pension scheme described above under Employment Contracts, Termination of Employment and Change-in-Control Arrangements no longer had a cap on Company contributions and therefore, Mr. Srega stopped contributing to his pension at that time. Due to a scrivener's error, the amount for "All Other Compensation" in this table was under-reported for the years 2020 through 2023 by approximately $3,000 for each year.
(11)
The reported amounts for 2023 and 2024 Change in Pension Value and Non-Qualified Deferred Compensation Earnings totals for Dr. Busse were updated from amounts previously reported to reflect the respective differences between the present values of accumulated benefits reported in the Pension Benefits Tables in the 2023 and 2024 proxy statements. Corresponding updates have been made to the Total compensation amounts reported for 2023 and 2024.

35	Bruker Proxy Statement 2026

2025 Grants of Plan-Based Awards

The following table sets forth certain information with respect to individual grants of plan-based awards to our named executive officers during the year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type (1)	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
	ICP	N/A	—	1,367,176	2,426,737
Frank H. Laukien	RSU	8/15/2025				48,431			1,623,407
	OPT	8/15/2025					137,339	36.87	1,488,109
	ICP	N/A	—	450,964	800,461
Gerald N. Herman	RSU	8/15/2025				25,844			866,291
	OPT	8/15/2025					24,430	36.87	264,706
	ICP	N/A	—	303,448	538,620
Falko Busse	RSU	8/15/2025				9,282			311,133
	OPT	8/15/2025					8,774	33.52	104,658
	ICP	N/A	—	479,941	851,895
Mark R. Munch	RSU	8/15/2025				23,631			792,111
	OPT	8/15/2025					22,337	33.52	266,440
	ICP	N/A	—	303,364	538,471
Juergen W. Srega(4)	RSU	8/15/2025				14,544			162,500
	OPT	8/15/2025					14,998	33.52	487,500

(1)
The type of awards are as follows: ICP = Incentive Compensation Plan, RSU = Restricted Stock Units, OPT = Stock Options.
(2)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2025 performance under the 2025 cash incentive bonus plans of our named executive officers. Any non-U.S. Dollar amounts have been converted to U.S. Dollars using the applicable conversion rates disclosed in the Summary Compensation Table located on page 34 of this Proxy Statement.
(3)
Represents the grant date fair value of RSU and stock option awards granted under our 2016 Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Stock option and RSU awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Stock option awards are exercisable upon vesting at a price equal to the closing price of our Common Stock on the date of the grant for Mr. Munch, Dr. Busse and Mr. Srega. Dr. Laukien and Mr. Herman's stock option awards are exercisable upon vesting at a price equal to 110% of the closing price of our Common Stock on the date of the grant. Stock Option award grants expire on the tenth anniversary of the grant date, except the grants made for Dr. Laukien, which expire on the fifth anniversary of the grant date.
(4)
Pursuant to Mr. Srega’s MDE Contract, for retention purposes Mr. Srega was awarded larger than typical long-term incentive equity awards in each of 2020, 2021, 2023 and 2024. Portions of the grants were allocated to performance in 2025 and are expected to be allocated to performance in 2026 and 2027. Accordingly, in 2025, Mr. Srega did not receive any long-term incentive equity awards. Mr. Srega’s 2026 and 2027 grants are planned to be relatively lower than typical to take the larger awards into account. The amount shown in this table represents the derived amount for Mr. Srega's awards.

Bruker Proxy Statement 2026	36

Outstanding Equity Awards at December 31, 2025

The following table provides information concerning outstanding equity-based plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of 2025.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)
Frank H. Laukien	8/05/2021	37,048	—		89.45	8/5/2026
	8/11/2022	30,412	10,138	(2)	68.20	8/11/2027
	8/10/2023	17,673	17,676	(3)	72.99	8/10/2028
	8/09/2024	19,313	57,942	(4)	68.20	8/09/2029
	8/15/2025	—	137,339	(5)	36.87	8/15/2030
							8/11/2022	10,006	(6)	471,383
							8/10/2023	19,261	(7)	907,386
							8/09/2024	21,231	(8)	1,000,192
							8/15/2025	48,431	(9)	2,281,584

Gerald N. Herman	12/01/2016	8,004	—		22.51	12/01/2026
	8/09/2018	11,594	—		34.02	8/09/2028
	8/08/2019	11,344	—		41.95	8/08/2029
	8/06/2020	13,599	—		43.50	8/06/2030
	8/05/2021	9,818	—		81.32	8/05/2031
	8/11/2022	9,514	3,172	(2)	62.00	8/11/2032
	8/10/2023	5,583	5,584	(3)	66.35	8/10/2033
	8/09/2024	3,435	10,307	(4)	68.20	8/09/2034
	8/15/2025	—	24,430	(5)	36.87	8/15/2035
							8/11/2022	3,131	(6)	147,501
							8/10/2023	6,084	(7)	286,617
							8/09/2024	11,330	(8)	533,756
							8/15/2025	25,844	(9)	1,217,511

Falko Busse	8/06/2020	5,828	—		43.50	8/06/2030
	8/05/2021	4,153	—		81.32	8/05/2031
	8/11/2022	3,539	1,180	(2)	62.00	8/11/2032
	8/10/2023	2,076	2,078	(3)	66.35	8/10/2033
	8/09/2024	1,371	4,115	(4)	62.00	8/9/2034
	8/15/2025	—	8,774	(5)	33.52	8/15/2035
							8/11/2022	1,165	(6)	54,883
							8/10/2023	2,264	(7)	106,657
							8/09/2024	4,523	(8)	213,079
							8/15/2025	9,282	(9)	437,275

Mark R. Munch	10/04/2016	58,843	—		22.19	10/04/2026
	8/10/2017	26,682	—		27.07	8/10/2027
	8/09/2018	22,695	—		34.02	8/09/2028
	8/08/2019	19,924	—		41.95	8/08/2029
	8/06/2020	19,329	—		43.50	8/06/2030
	8/05/2021	11,821	—		81.32	8/05/2031
	8/11/2022	9,703	3,235	(2)	62.00	8/11/2032
	8/10/2023	5,694	5,694	(3)	66.35	8/10/2033
	8/09/2024	3,416	10,250	(4)	62.00	8/09/2034
	8/15/2025	—	22,337	(5)	33.52	8/15/2035
							8/11/2022	3,193	(6)	150,422
							8/10/2023	6,206	(7)	292,365
							8/09/2024	11,267	(8)	530,788
							8/15/2025	23,631	(9)	1,113,256

Juergen W. Srega	8/10/2017	17,635	—		27.07	8/10/2027
	8/09/2018	14,801	—		34.02	8/09/2028
	8/08/2019	12,994	—		41.95	8/08/2029
	8/06/2020	24,478	—		43.50	8/06/2030
	8/05/2021	14,534	—		81.32	8/05/2031
	8/10/2023	6,742	6,743	(3)	66.35	8/10/2033
	8/09/2024	3,851	11,556	(4)	62.00	8/09/2034
							8/10/2023	7,348	(7)	346,164
							8/09/2024	12,702	(8)	598,391

(1)
The amounts in this column were calculated by multiplying $47.11, the closing price of our Common Stock on the Nasdaq Global Select Market as of December 31, 2025, by the number of unvested shares.

37	Bruker Proxy Statement 2026

(2)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2026.
(3)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2026 and 2027.
(4)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2026, 2027 and 2028.
(5)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2026, 2027, 2028 and 2029.
(6)
The unvested RSUs vest in equal installments on the anniversary of the grant date in 2026.
(7)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2026 and 2027.
(8)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2026, 2027 and 2028.
(9)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2026, 2027, 2028 and 2029.

2025 Option Exercises and Stock Vested

The following table provides information regarding the number of shares acquired by our named executive officers upon the exercise of options or vesting of restricted stock awards and RSUs and the value realized at that time before payment of any applicable withholding taxes and brokerage commission.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Frank H. Laukien	34,119	1,053,891
Gerald N. Herman	11,911	366,767
Falko Busse	4,634	142,783
Mark R. Munch	12,414	382,753
Juergen Srega	10,814	333,836
(1)
Represents the aggregate value of shares vested in 2025 based on the closing price of the Common Stock as of the date of vesting or, if the Nasdaq Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2025, our named executive officers held all of the shares reported as acquired upon vesting of restricted stock units in 2025, except as follows: 16,499 shares, with an aggregate value of $509,632, reported as acquired by Dr. Laukien were withheld to satisfy tax withholding obligations upon vesting, 5,223 shares, with an aggregate value of $160,379 reported as acquired by Mr. Herman were withheld to satisfy tax withholding obligations upon vesting, and 4,570 shares, with an aggregate value of $140,897, reported as acquired by Dr. Munch were withheld to satisfy tax withholding obligations upon vesting.

Pension Benefits

Swiss Pension Plan. As an employee of our BioSpin AG subsidiary in Switzerland, Dr. Busse is eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Dr. Busse participates in the plan on the same terms and conditions as all other Swiss employees and does not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance-based pension arrangement, under which we contribute an annual amount based on a percentage of salary and bonus and the participant’s age. Employees may also make contributions based on a percentage of salary and bonus and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant’s plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant’s salary or as a lump sum based on accumulated plan account assets.

Retirement Plan for Mr. Srega. A personal pension scheme established for Mr. Srega’s benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme had three components: a contribution-based plan of Bruker Daltonik GmbH, or the Bruker Daltonik Plan; a pension fund guarantee, or the Guarantee Plan; and a cash value life insurance policy which ended in November of 2019 and is no longer active. The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,758 (approximately $6,496 per month or $77,953 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega’s election, a lump-sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings limit established under German law for pension insurance contributions.

Bruker Proxy Statement 2026	38

Information about our contributions to the Swiss Pension Plan in which Dr. Busse is a participant and the personal pension scheme of Mr. Srega is provided in the Summary Compensation Table above under the column entitled “All Other Compensation” and the related footnotes.

2025 Pension Benefits Table

The following table provides information about the benefits provided for Dr. Busse under the Swiss Pension Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Projected Benefit Obligation ($)(2)
Falko Busse(1)	Swiss Pension Plan	7.67	1,708,808
(1)
The number of years of credited service is equal to Dr. Busse’s length of service as Bruker BioSpin Group President.
(2)
Any non-U.S. Dollar amounts have been converted to U.S. Dollars using the applicable conversion rates disclosed in the Summary Compensation Table located on page 34 of this Proxy Statement.

During 2025, Dr. Busse made contributions to the Swiss Pension Plan of $95,723 which is included in the “Salary” column of the Summary Compensation Table. During 2025, Dr. Busse did not make any additional voluntary contribution to the Swiss Pension Plan, nor did he receive any benefits. Company contributions in 2025 for the benefit of Dr. Busse totaled $95,723. For the year ended December 31, 2025, the changes in projected benefit obligation was $191,445. The projected benefit obligation is calculated using the methodology and assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year-end measurement (as of December 31, 2025). The value is based on a discount rate of 1.30%, an expected interest rate on the account balance of 1.30%, an expected rate of compensation increase of 2.0%, and the BVG 2020 Generational mortality tables.

2025 Non-Qualified Deferred Compensation Table

The following table provides information about 2025 activity relating to the personal pension scheme established for Mr. Srega.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Juergen Srega	—	77,953	132,086	1,125,937

(1)
The reported amount is included in the “All Other Compensation” column in the Summary Compensation Table. Any non-U.S. Dollar amounts have been converted to U.S. Dollars using the applicable conversion rates disclosed in the Summary Compensation Table located on page 34 of this Proxy Statement.
(2)
The reported amount includes earnings attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega’s former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega’s employment in 2013. The reported amount also reflects the impact of changes in exchange rates and currency translation from euros to U.S. Dollars. Aggregate contributions and earnings reported as compensation were 0 euros, or approximately $0 USD.

There were no withdrawals or distributions from Mr. Srega’s personal pension scheme during 2025. Further information on the personal pension scheme established for Mr. Srega is included above under the heading “Pension Benefits—Retirement Plan for Mr. Srega.

39	Bruker Proxy Statement 2026

Securities Authorized For Issuance Under Equity Compensation Plans

The following table summarizes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,104,374	$47.01	4,218,595
Equity compensation plans not approved by security holders	N/A	N/A	N/A
	2,104,374	$47.01	4,218,595
(1)
The 2016 Plan was approved by our stockholders in May 2016. The 2016 Plan has a term of 10 years and provided for the issuance of up to 9,500,000 shares of our Common Stock. Additionally, in May 2025, the 2026 Plan was approved by our common shareholders. The 2026 Plan became effective as of February 19, 2026, which was the date immediately following the date on which the 2016 Plan expired. No awards have been made under the 2026 Plan as of the date of this proxy statement.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that apply to our directors and named executive officers based on the Board’s determination of appropriate share ownership levels as follows:

Position	Ownership Requirement
Chief Executive Officer	5x annual base salary
Executive Officers	2x annual base salary
Non-Employee Directors	5x annual retainer

All Common Stock held directly or indirectly by the directors and named executive officers as well as unvested RSUs are included for purposes of calculating stock ownership under our Stock Ownership Guidelines. Existing directors and named executive officers are all required to be in compliance with their ownership guidelines. Any new director and officer as well as an individual that becomes subject to a greater ownership amount due to promotion or an increase in base salary or annual retainer, has three additional years to attain the minimum ownership necessary to comply with the new guidelines.

Individuals must hold 50% of the shares delivered to them pursuant to an exercise of stock options or the vesting of RSUs (in each case net of any taxes owed) until the applicable minimum ownership requirement is met.

All directors and named executive officers have met their ownership guidelines and continue to accumulate and hold shares consistent with the guidelines.

Compensation Recovery/Clawback Policy

Consistent with the Dodd-Frank Wall Street Reform Act and Protection Act of 2010, our Clawback Policy implements the mandatory recoupment of incentive-based compensation received by a named executive officer in the event of an accounting restatement in compliance with the applicable rules of the Nasdaq Stock Market. Such a recoupment would be triggered in the event Bruker is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities law, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy applies to Section 16 officers, and the Bruker Board of Directors does not have discretion in whether affected compensation must be recouped.

Insider Trading Policies and Procedures

We have adopted an insider trading policy and procedures governing the purchase, sale, and/or other dispositions of our securities (the “Insider Trading Policy”) that applies to all directors, officers, employees, consultants, contractors of the Company and its subsidiaries, as well as the Company itself. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations with respect to the purchase, sale, and/or other dispositions of the Company's securities, as well as any listing standards, rules and regulations applicable to us. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Bruker Proxy Statement 2026	40

Potential Payments upon Termination or Change-in-Control

The following information describes and quantifies certain compensation and benefits that would have been payable to our named executive officers (other than Dr. Busse) under existing agreements, plans, and arrangements if the named executive officer’s employment had terminated on December 31, 2025, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation, and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

As described above, on April 7, 2026, Bruker Switzerland AG entered into a separation agreement with Dr. Busse in connection with his separation from the Company effective October 31, 2026. Detail regarding the payments expected to be made to Dr. Busse in connection with his separation are described above under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

Severance Benefits. The cash severance benefits contained in the employment agreement for Mr. Srega, and the amounts he would be paid in connection with a termination of employment within six months of a change in voting control of Bruker are described in the Compensation Discussion and Analysis section of this Proxy Statement under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements.” Other than as contained in such agreement, we do not have arrangements with any of our other named executive officers, including Dr. Laukien, Mr. Herman and Dr. Munch, which provide cash severance benefits in the event of termination of employment or a change in control of Bruker.

Equity Awards. The unvested equity awards held by each of the named executive officers as of December 31, 2025, are described above in the 2025 Outstanding Equity Awards table. Each of the stock options and restricted stock awards granted prior to May 20, 2016 were granted pursuant to our 2010 Plan. Each of the equity-based awards granted on or after May 20, 2016, were granted pursuant to our 2016 Plan. In May 2025, the 2026 Plan was approved by our common shareholders. The 2026 Plan became effective as of February 19, 2026, which was the date immediately following the date on which the 2016 Plan expired. No awards have been granted under the 2026 Plan as of the date of this proxy statement.

In accordance with the terms of the 2010 Plan and the 2016 Plan and our related award agreements, except as noted below, no accelerated vesting of stock options, RSUs or restricted stock awards would have occurred as of December 31, 2025 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to Bruker or any of our affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with our published policies generally applicable to all employees or conduct materially harmful to the business of Bruker or any of our affiliates, all vested and unexercised options and unvested RSU or restricted stock awards are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested RSUs or restricted stock awards will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option, RSU or stock awards, including in connection with a “Change in Control” of Bruker, as defined in our 2010 Plan, 2016 Plan, or 2026 Plan as applicable. Under these plans, a “Change in Control” occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of our assets, or contested election, the persons who were directors of Bruker immediately before such transaction cease to constitute a majority of the Board of Bruker or a successor to Bruker; (b) if, as a result of any such transaction, we do not survive as an entity, or our shares are changed into the shares of another corporation unless the stockholders of Bruker immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than 20% of our outstanding Common Stock at the time of adoption of the 2010 Plan, 2016 Plan, or 2026 Plan as applicable, acquires ownership of fifty percent or more of our outstanding Common Stock; (d) the dissolution or liquidation of Bruker is approved by its stockholders; or (e) the members of the Board as of the adoption dates of the 2010 Plan, 2016 Plan or 2026 Plan cease to represent at least two thirds of the Board, subject to certain exceptions.

Additionally, with respect to awards granted pursuant to the 2016 Plan, in the event of a Change in Control, if (a) an award is assumed or continued (including through conversion or substitution for a substantially similar award of the successor) and, within twenty four (24) months following the Change in Control (or such shorter period as specified in the applicable award agreement), the named executive officer’s employment is terminated without cause or is voluntarily terminated for good reason, or a double trigger provision, or (b) an award is not assumed or continued, any then outstanding awards of stock options will vest and become fully exercisable and any outstanding unvested awards of RSUs that are not performance-based will be treated as vested.

41	Bruker Proxy Statement 2026

The values of (i) unvested, in-the-money stock options that would have been received by each of the named executive officers in the event of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2025 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2025 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the Nasdaq closing price of $47.11 per share on December 31, 2025.

Name	Unvested In-the- Money Stock Options ($)	Unvested Restricted Stock Units ($)
Frank H. Laukien	—	4,660,545
Gerald N. Herman	—	2,185,386
Falko Busse	—	811,894
Mark R. Munch	—	2,086,832
Juergen W. Srega	—	944,556

Retirement Plans. The retirement plans provided for Mr. Srega and Dr. Busse are described under the heading “Pension Benefits” above.

In the event of termination of employment as of December 31, 2025, by reason of death, Mr. Srega’s beneficiary would have been entitled to receive an estimated lump-sum payment of $1,079,699, which amount is payable in euros.

In the event of termination of employment as of December 31, 2025, other than for reason of death or disability, Dr. Busse would have been entitled to receive a lump-sum payment in the amount of $1,227,166. In the event of disability as of December 31, 2025, Dr. Busse would have been entitled to receive an annual disability pension in the amount of $540,103. In the event of death as of December 31, 2025, Dr. Busse’s spouse would have been entitled to annual survivor benefits of $475,138.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the ratio of the annual total compensation of Dr. Laukien, our Chairman, President, and Chief Executive Officer, to the annual total compensation of our median employee.

For 2025, the annual total compensation of our median employee was $85,571. The 2025 annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,706,388. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee in 2025 was 55 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and median employee’s annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

For 2025, we used the same median employee as used for 2024 as there have been no material changes in our employee population or employee compensation arrangements that we believe would result in a significant change to the pay ratio. There also were no material changes to this employee’s compensation that would significantly affect the pay ratio. To identify the median employee, we examined the 2024 target total cash compensation, including annualized base salaries plus target performance bonus, incentive pay and commissions, for all individuals, excluding our Chief Executive Officer, who were employed by us as of October 31, 2024, as reflected in our payroll records, and whose payroll data was maintained in our primary payroll software, which consists of the significant majority of our worldwide workforce, and depicts a reasonable basis for determining median employee compensation. In accordance with Item 402(u) and instructions thereto, we included all 10,025 full-time, part-time, temporary and seasonal employees as of such date. We selected target total cash compensation for all employees as a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees. For purposes of calculating the target total cash compensation of our non-U.S. employees, we converted local currencies at the applicable 2024 average exchange rates as of October 31, 2024.

Bruker Proxy Statement 2026	42

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and the named executive officers, other than the PEO (“Non-PEO NEOs”), and Company performance for the fiscal years listed below.

					Value of Initial Fixed $100 Investment Based on: (4)
Fiscal Year	Summary Compensation Table Total for Frank H. Laukien, Ph.D.(1) ($)	Compensation Actually Paid to Frank H. Laukien, Ph.D. (1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1),(2),(3) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net (Loss) Income ($ Millions)	Non- GAAP Diluted EPS (5)
2025	4,706,388	3,504,786	1,757,938	1,307,313	88.45	67.66	(8.3)	$1.83
2024	5,527,304	3,201,715	2,078,122	1,405,604	109.52	70.22	113.8	$2.41
2023	5,858,761	6,267,895	2,010,151	2,049,408	136.88	74.68	428.5	$2.58
2022	5,057,195	1,862,866	1,707,689	791,613	126.95	84.24	298.5	$2.34
2021	5,594,539	14,300,157	1,966,675	3,821,804	155.36	126.33	280.6	$2.10

(1)
Frank H. Laukien, Ph.D. was our PEO for each year presented. Gerald N. Herman, Mark R. Munch, Ph.D., Juergen W. Srega and Falko Busse, Ph.D. were the Non-PEO NEOs for each year presented.
(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below. The 2023 and 2024 Average Summary Compensation Table totals for Non-PEO NEOs were revised due to a correction to Falko Busse’s compensation for those years. The corresponding Average Compensation Actually Paid totals for Non-PEO NEOs for 2023 and 2024 have also been revised accordingly.
(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the "Average Exclusion of Change in Pension Value for Non-PEO NEOs" column reflect the amounts attributable to the Change in Pension Value reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column presented in the Summary Compensation Table. Amounts in the "Average Inclusion of Pension Service Cost for Non-PEO NEOs" are based on the service cost for services rendered during the listed year and amounts in the "Average Inclusion for Prior Service Cost for Non-PEO NEOs" are based on the cost of pension benefits resulting from a plan amendment or initiation during 2025.

Fiscal Year	Summary Compensation Table Total for Frank H. Laukien, Ph.D. ($)	Exclusion of Stock Awards and Option Awards for Frank H. Laukien, Ph.D. ($)	Inclusion of Equity Values for Frank H. Laukien, Ph.D. ($)	Compensation Actually Paid to Frank H. Laukien, Ph.D. ($)
2025	4,706,388	(3,111,516)	1,909,914	3,504,786

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,757,938	(45,725)	(813,835)	40,681	368,254	1,307,313
2024	2,078,122	(98,700)	(933,343)	30,786	328,739	1,405,604
2023	2,010,151	(73,044)	(800,838)	38,716	874,423	2,049,408

43	Bruker Proxy Statement 2026

The amounts in the Inclusion of Equity Values columns in the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Frank H. Laukien, Ph.D. ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Frank H. Laukien, Ph.D. ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Frank H. Laukien, Ph.D. ($)	Total - Inclusion of Equity Values for Frank H. Laukien, Ph.D. ($)
2025	4,843,129	(1,380,526)	(1,552,689)	1,909,914
2024	3,195,863	(1,324,022)	(859,372)	1,012,469
2023	3,820,311	289,562	(374,319)	3,735,554
2022	3,791,720	(1,634,164)	(2,110,487)	47,069
2021	3,414,084	4,953,463	3,496,660	11,864,207

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	987,098	(265,093)	(353,751)	368,254
2024	860,461	(327,867)	(203,855)	328,739
2023	899,974	64,782	(90,333)	874,423
2022	710,201	(404,274)	(463,989)	(158,062)
2021	929,504	1,113,335	673,833	2,716,672

(4)
The Peer Group TSR set forth in this table utilizes the SIC Code 3826 Laboratory Analytical Instruments, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the SIC Code 3826 Laboratory Analytical Instruments Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)
We determined Non-GAAP Diluted EPS to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. See Appendix A for our definition of non-GAAP diluted earnings per share and a reconciliation to the corresponding GAAP measure. This performance measure may not have been the most important financial performance measure for prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Bruker Proxy Statement 2026	44

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the SIC Code 3826 Laboratory Analytical Instruments TSR.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

45	Bruker Proxy Statement 2026

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Non-GAAP Diluted EPS

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Non-GAAP Diluted EPS during the five most recently completed fiscal years.

Tabular List of the Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and non-PEOs for 2025 to Company Performance. The measures in this table are not ranked. See Appendix A for our definitions of these financial performance measures.

Organic Revenue Growth
Non-GAAP Operating Profit
Non-GAAP Diluted Earnings Per Share (EPS)

Bruker Proxy Statement 2026	46

RELATED-PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have adopted a written Related-Person Transactions Policy, or the RPT Policy, that prohibits transactions involving Bruker and any related person, except in accordance with the RPT Policy. For purposes of the RPT Policy, “related persons” include (a) our executive officers, directors, director nominees, greater than 5% stockholders and any immediate family members of the foregoing and (b) any firm, academic department or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has more than a 10% beneficial ownership interest. The RPT Policy applies to (i) any transaction or series of transactions in which we are a participant and in which any related person has a direct or indirect interest, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, and (ii) any material modification of an existing transaction.

Our RPT Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

■
transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;
■
transactions in which a related person’s interest arises solely from the ownership of a class of our equity securities and in which all holders of that class of equity securities receive proportional benefits;
■
transactions involving compensation to executive officers approved, or recommended to the Board for approval, by the Compensation Committee; and
■
transactions involving compensation to directors for services as a director of Bruker.

Under our RPT Policy, any related-person transaction not in one of the preceding categories must be submitted to our Executive Vice President and Chief Financial Officer for review and approval. Related-person transactions involving amounts of $500,000 or less, and product or service sales and purchases in the ordinary course of business involving aggregate amounts of $50,000 or more annually, are subject solely to review and approval, ratification, amendment, termination or rescission by our Executive Vice President and Chief Financial Officer. Any transaction in excess of $500,000 (other than a transaction involving product or service sales or purchases in the ordinary course of business), must also be forwarded to the Audit Committee for review and approval, ratification, amendment, termination, or rescission, at the discretion of the Audit Committee.

In reviewing such transactions, our Executive Vice President and Chief Financial Officer and/or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person’s relationship to Bruker and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of Bruker, the impact on a director’s independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, stockholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Executive Vice President and Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

Our Executive Vice President and Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next Audit Committee meeting following such approval or other action. Additionally, our management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

Transactions with Related Persons

Dr. Dirk Laukien (half-brother of Dr. Frank H. Laukien), Mr. Joerg Laukien (brother of Dr. Frank H. Laukien), and Ms. Laukien- Kleiner (the stepmother of Dr. Frank H. Laukien) are co-owners of ZeroC Project GmbH, or ZeroC, which rents one property located in Faellanden, Switzerland to Bruker BioSpin AG:

■
Pursuant to the lease agreement dated December 17, 2020 (the “Lease Agreement”), in 2025 Bruker BioSpin AG paid $292,896 in rent to ZeroC for the property located at Taemperlistrasse 8. The Lease Agreement superseded the lease agreements dated January 1, 2009, and June 1, 2012, which were terminated as of December 31, 2020. The Lease Agreement expired on December 31, 2025 and was renewed for an additional four-year term from January 1, 2026 to December 31, 2030, under terms similar to the previous agreement.

Payments under the terms of the foregoing lease were equal to the estimated fair market value of the respective rental.

During 2025, the Company made equipment sales to and purchases from Promega Corporation totaling $1,828,930 and $272,860, respectively. These sales and purchases were made in the ordinary course of business and comparable to those that would have been reached by unrelated parties in arm’s-length transactions. One of the Company’s directors, Dr. William A. Linton, is the Chairman, President, and Chief Executive Officer of Promega Corporation.

During 2025, Dr. Frank H. Laukien purchased 687,500 shares of Gauss Fusion GmbH (Gauss), a majority owned subsidiary of Bruker EAS GmbH, from Bruker EAS GmbH, a wholly owned subsidiary of Bruker Corporation, for EUR 2.8 million (approximately $3.1 million). Prior to these transactions Bruker EAS GmbH owned approximately 34.38% of Gauss, and subsequent to these

47	Bruker Proxy Statement 2026

transactions, it did not have any equity ownership of Gauss. Bruker retains a minor equity ownership in Gauss through Research Instruments GmbH, a majority owned subsidiary of Bruker Corporation. Additionally, during 2025, Dr. Laukien entered into a convertible loan agreement for an amount of EUR 2.7 million (approximately $3.1 million) to Gauss alongside two of his immediate family members who collectively contributed an additional EUR 0.6 million (approximately $0.7 million). The result of these transactions was the deconsolidation of Gauss within the Bruker Corporation’s consolidated financial statements. These transactions, which were completed at comparable values similar to those that would have been reached with unrelated parties in arms-length transactions, were reviewed and approved by the Audit Committee.

During 2025, the Company made equipment sales in the ordinary course of business to Asahi Kasei Corporation totaling $155,383. These sales were contracted at comparable market rates that would have been reached by unrelated parties in arm’s length transactions. One of the Company’s directors, Mr. Richard A. Packer, is a Vice Presidential Executive Officer of Asahi Kasei Corporation.

Dr. Meike Hamester, the wife of Juergen Srega, the President of Bruker CALID Group, is employed by our Bruker Daltonik GmbH subsidiary as the VP & Managing Director of Bruker Biosensors. During 2025, Dr. Meike Hamester received a total compensation of $235,148, which consisted of base pay plus bonuses and an equity award. Her compensation is consistent with our total compensation philosophy, where responsibilities and experience are considered within the overall compensation package. Dr. Meike Hamester continues to be an employee of Bruker Daltonik GmbH, and she may receive compensation and other benefits in 2026 in amounts similar to those she received in 2025.

Dr. Venita Busse, the wife of Falko Busse, the President of Bruker BioSpin Group, was employed by Bruker Switzerland AG, as the Director of Group Strategy Development during 2025. During 2025, Dr. Venita Busse received total compensation of $237,112, which consisted of base pay plus bonuses and an equity award. Her 2025 compensation was consistent with our total compensation philosophy, where responsibilities and experience are considered within the overall compensation package. Dr. Venita Busse is expected to separate from the Company effective June 30, 2026. Upon such separation, Dr. Venita Busse is expected to receive total compensation of approximately $185,238 (based on USD to CHF exchange rates on April 6, 2026).

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of our outstanding Common Stock to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all these filings. We believe, based solely upon a review of reports and amendments thereto filed on EDGAR during and with respect to our fiscal year ended December 31, 2025, that all of our directors and named executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2025.

Bruker Proxy Statement 2026	48

AUDIT COMMITTEE REPORT

The Audit Committee, which operates pursuant to a written charter, assists the Board in fulfilling its oversight responsibilities by reviewing Bruker’s financial reporting process on behalf of the Board. Management is responsible for Bruker’s internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards.

PricewaterhouseCoopers LLP, or PwC, Bruker’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker’s consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker’s internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

In this context, the Audit Committee reviewed and discussed with management and PwC, among other things, the scope of the audit to be performed, the results of the audit performed, PwC’s audit of Bruker’s internal control over financial reporting and the independent registered public accounting firm’s fees for the services performed. Management represented to the Audit Committee that Bruker’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures.

The Audit Committee also discussed with PwC other matters required by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight, or PCAOB, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. PwC also provided the Audit Committee with written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC the registered public accounting firm’s independence from Bruker and considered the compatibility of non-audit services with PwC’s independence.

Based on the Audit Committee’s discussion with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

John A. Ornell, Chair

Laura A. Francis

Robert J. Rosenthal, Ph.D.

49	Bruker Proxy Statement 2026

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been our independent registered public accounting firm since June 1, 2016, and has been selected by the Audit Committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although we are not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for this failure and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of Bruker and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the 2026 Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2026.

Independent Registered Public Accounting Firm

Fees billed to us by our independent registered public accounting firm for fiscal years 2025 and 2024, all of which were approved by the Audit Committee, consisted of the following:

	2025 ($)	2024 ($)
Audit Fees	11,484,362	13,692,186
Audit Related Fees	7,123	3,508
Tax Fees	2,762,715	2,146,176
All Other Fees	2,000	2,673
Total Fees	14,256,200	15,844,543

Audit Fees. Audit fees for the years ended December 31, 2025, and 2024 were for the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings.

Audit-Related Fees. Audit-related fees include amounts related to attestation services not required by regulation and due diligence services related to mergers and acquisitions.

Tax Fees. Tax fees for the years ended December 31, 2025, and 2024 were for tax services provided to us, including tax compliance, tax advice, and planning.

All Other Fees. All other fees for the years ended December 31, 2025, and 2024 relate to license fees for a web-based accounting research tool.

The Audit Committee approved 100% of the fees described above in accordance with the policy described below.

Audit Committee Pre-Approval Policies and Procedures

In order to ensure that audit and permissible non-audit services proposed to be performed by our independent registered public accounting firm do not impair the auditor’s independence from Bruker, the Audit Committee has adopted, and the Board has ratified, the following pre-approval policies and procedures.

Policies

Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement, or specific pre-approval, or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee, or general pre-approval, provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

Bruker Proxy Statement 2026	50

For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s and the PCAOB’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

The Audit Committee also considers the relationship between fees for audit and permissible non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Executive Vice President and Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

OTHER INFORMATION

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond as it deems appropriate. J. Brent Alldredge, Secretary of Bruker, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Alldredge considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board or an individual director should address such communications to J. Brent Alldredge, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers or other nominees, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers or other nominees’ household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker, other nominee, or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time, and we will then promptly deliver, a copy of our annual report or proxy statement, by sending a written request to us at: Bruker Corporation, Attn: Secretary, 40 Manning Road, Billerica, Massachusetts 01821 or calling us at: 1-978-313-5800.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to us at: Bruker Corporation, Attn: Secretary, 40 Manning Road, Billerica, Massachusetts 01821 or calling us at: 1-978-313-5800.

51	Bruker Proxy Statement 2026

Time for Submission of Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may submit proposals for inclusion in Bruker’s Proxy Statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to in writing to J. Brent Alldredge, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821 in a timely manner.

In order to submit a proposal for inclusion in the proxy materials for the 2026 Annual Meeting, a stockholder must do so in accordance with the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us no later than December 11, 2026, the 120th day prior to the first anniversary of the date on which this Proxy Statement was first mailed to our stockholders.

Additionally, under our Amended and Restated Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to J. Brent Alldredge, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821 (containing certain information specified in the Amended and Restated Bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2026 Annual Meeting, no earlier than January 21, 2026 and no later than February 20, 2026).

In addition to satisfying the foregoing advance notice requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that includes the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2026, which is 60 days prior to the anniversary date of the 2025 Annual Meeting date.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Annual Report

A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, is included in the 2025 Annual Report provided to stockholders with this Proxy Statement. We will provide an additional copy of the 2025 Annual Report (without exhibits) to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of Investor Relations at Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

By order of the Board

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Bruker Proxy Statement 2026	52

APPENDIX A: CALCULATION AND RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES INCLUDING ICP MEASUREMENT ADJUSTMENTS

Bruker Corporation Reconciliation of GAAP and Non-GAAP Financial Measures

Our Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, we believe that certain non-GAAP financial measures provide additional clarity in understanding our results of operations and trends as follows:

■
We define the term Organic Revenue as GAAP revenue excluding the effect of changes in foreign currency translation rates and the effect of acquisitions and divestitures, and believe it is a useful measure to evaluate our continuing business.
■
The change in Non-GAAP Earnings Per Share (EPS) is the difference between the 2025 and 2024 non-GAAP results.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our company’s reported results prepared in accordance with GAAP.

Additional information regarding our use of other non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures, is included beginning on page 42 under Part II, Item 7— Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 27, 2026.

Below is a reconciliation of GAAP and Non-GAAP financial measures found on pages 26 through 29 of this Proxy Statement.

	2025	2024
Operating Profit	$68.2	$253.1
Non-GAAP Adjustments:
Restructuring Costs	77.4	24.7
Acquisition-Related Costs	16.3	51.9
Acquired in-process research and development expenses	13.5	—
Acquisition-related hybrid liability adjustments	(50.2)	24.1
Purchased Intangible Amortization	121.2	99.1
Acquisition-related litigation charges	35.3	46.0
Goodwill and intangible assets impairment charges	127.2	0.4
Other Costs	24.2	18.7
Total Non-GAAP Adjustments	364.9	264.9
Non-GAAP Operating Profit	$433.1	$518.0

53	Bruker Proxy Statement 2026

	2025	2024
GAAP EPS (Diluted)	$(0.15)	$0.76
Non-GAAP Adjustments:
Restructuring Costs	0.51	0.17
Acquisition-Related Costs	0.11	0.35
Acquired in-process research and development expenses	0.09	—
Acquisition-related hybrid liability remeasurements	(0.33)	0.16
Purchased Intangible Amortization	0.80	0.66
Acquisition-related litigation charges	0.23	0.31
Goodwill and intangible assets impairment charges	0.84	—
Bargain purchase gain (loss) and associated measurement period adjustments	—	0.05
Investments related adjustments	0.11	0.16
Other Costs	0.16	0.13
Tax effect of above Non-GAAP adjustments	(0.54)	(0.36)
Equity in income (losses) of unconsolidated investees, net of tax	0.01	0.01
Noncontrolling interests related to non-GAAP adjustments	(0.01)	0.01
Total Non-GAAP Adjustments	1.98	1.65
Non-GAAP EPS (Diluted)	$1.83	$2.41

Compensation-Related Non-GAAP Financial Measures

As disclosed in our Compensation Discussion and Analysis section of this Proxy Statement, certain performance goals under the 2025 ICP in the Compensation Discussion and Analysis section of this Proxy Statement contain references to certain performance measures that have not been calculated in accordance with GAAP, which are also referred to as non-GAAP financial measures. As more fully discussed in the Compensation Discussion and Analysis section above, these non-GAAP supplemental financial measures were defined in and utilized as performance measures under the 2025 ICP. This Appendix A contains important information regarding how we calculate these non-GAAP financial measures.

2025 performance reflects results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, information technology transformation costs, impairment, and the exclusion of acquisitions not included in our 2025 business plan goal, relative to the threshold performance level established by the Compensation Committee for the named executive officer’s 2025 ICP for the corresponding financial goal. The definitions below may differ from how the Company defines such terms in other SEC filings or investor materials.

■
Currency-Adjusted Revenue Growth (Bruker Corp). We define the term currency-adjusted revenue growth as the difference between our 2025 and 2024 GAAP revenue results, adjusted for the impact of foreign currency comparing the exchange rates from the business plan to the actual exchange rates, which resulted in a $153.3 million downward adjustment from GAAP revenue results. Currency-adjusted revenue growth also includes a $19.2 million net downward adjustment from GAAP revenue results due to acquisitions not included in our 2025 business plan goal.
■
Non-GAAP Gross Profit Improvement. We define the term Non-GAAP gross profit Improvement as GAAP gross profit, excluding the effects of certain restructuring costs, acquisition and related integration expenses, amortization of acquired intangible assets and other non-operational costs. Non-GAAP gross profit improvement represents the change in non-GAAP gross profit between our 2025 and 2024 results and has been adjusted downward $11.2 million from our GAAP results for the impact of acquisitions not included in our 2025 business plan goal.
■
Non-GAAP Operating Profit Improvement. We define the term non-GAAP operating profit as GAAP operating profit, excluding the effects of certain restructuring costs, acquisition and related integration expenses, amortization of acquired intangible assets and other non-operational costs. Non-GAAP operating profit improvement represents the change in non-GAAP operating profit between our 2025 and 2024 results and has been adjusted downward $12.6 million from our GAAP results for the impact of acquisitions not included in our 2025 business plan goal.
■
Non-GAAP Earnings Per Share. We define the term non-GAAP earnings per share as GAAP diluted earnings per share, excluding the effects of certain restructuring costs, acquisition and related integration expenses, amortization of acquired intangible assets and other non-operational costs.
■
The change in the Working Capital Ratio is the difference between the 2025 actual results and the 2025 ICP threshold, excluding acquisitions not included in our 2025 business plan goal.

Bruker Proxy Statement 2026	54

BRUKER

BRUKER CORPORATION
C/O EQUINITI
6201 FIFTEENTH AVENUE
BROOKLYN, NY 11219

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2026. Have the proxy card in hand when accessing the website and follow the instructions to obtain records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BRKR2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on May 20, 2026. Have the proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89710-P49792 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BRUKER CORPORATION

The Board of Directors recommends you vote FOR each of the following director nominees:

	For All	Withhold All	For All Except
1. Election of three Class II directors to serve for a three-year term expiring in 2029.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John J. (Jack) Phillips
02) Hermann F. Requardt, Ph.D.
03) Laura A. Francis

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V89711-P49792

BRUKER CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank H. Laukien, Gerald N. Herman and J. Brent Alldredge, or any one of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 21, 2026 (the "2026 Annual Meeting") and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the 2026 Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. **If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in Proposal 1 and "FOR" Proposals 2 and 3, each of which is set forth on the reverse side hereof.** The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side